                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 44

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                               September 12, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                          13D
---------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons (1)          (a)      [x]
    As to a group consisting of persons other than Covered Persons  (b)      [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares (2) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------
                        7.  SOLE VOTING POWER (See Item 6)
         NUMBER OF          As to Covered Shares, 0
          SHARES            As to Uncovered Shares, as stated in Appendix A
       BENEFICIALLY     --------------------------------------------------------
         OWNED BY       8.  SHARED VOTING POWER (See Item 6) (Applies to each
         REPORTING              person listed on Appendix A.)
          PERSON            165,239,898 Covered Shares held by Covered Persons
           WITH             20,300 Uncovered Shares held by Covered Persons(3)
                            1,614,076 other Uncovered Shares held by Covered
                            Persons(4)
                        --------------------------------------------------------
                        9.  SOLE DISPOSITIVE POWER (See Item 6)
                            As to Covered Shares, less than 1%
                            As to Uncovered Shares, as stated in Appendix A
                        --------------------------------------------------------
                        10. SHARED DISPOSITIVE POWER (See Item 6):
                            As to Covered Shares, 0
                            As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           166,874,274
    PERSON
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN       [ ]
    SHARES
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   34.17%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

-------------------
(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 78 private charitable foundations established by 78 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                     ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                    ITEM 6            SOLE         SHARED          SOLE         SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES         SHARES        SHARES        SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Bradley I. Abelow                                       0             0             0              0
Peter C. Aberg                                          0             0             0              0
Daniel A. Abut                     Argentina            0             0             0              0
Hilary E. Ackermann                                     0             0             0              0
Jeffrey D. Adams                                        0             0             0              0
Alberto F. Ades                    Argentina            0             0             0              0
Ben I. Adler                                            0             0             0              0
Gregory A. Agran                                        0             0             0              0
Raanan A. Agus                                          0             0             0              0
Syed H. Ahmad                      Pakistan             0             0             0              0
Jonathan R. Aisbitt                   UK                0             0             0              0
Yusuf A. Aliredha                   Bahrain             0             0             0              0
Andrew M. Alper                                         0             0             0              0
Philippe J. Altuzarra               France              0             0             0              0
Ignacio Alvarez-Rendueles            Spain              0             0             0              0
Rebecca Amitai                                          0             0             0              0
Elizabeth D. Anderson                                   0             0             0              0
Jason R. Anderson                                       0             0             0              0
John G. Andrews                     USA/UK              0             0             0              0
Francois Andriot                    France              0             0             0              0
Douglas M. Angstrom                                     0             0             0              0
Arnaud M. Apffel                    France              0             0             0              0
Lori B. Appelbaum                                       0             0             0              0
William W. Archer                                       0             0             0              0
Jesus A. Arias                       Spain              0             0             0              0
Philip S. Armstrong                   UK                0             0             0              0
John A. Ashdown                       UK                0             0             0              0
Akio Asuke                           Japan              0             0             0              0
David M. Atkinson                     UK                0             0             0              0
Neil Z. Auerbach                                        0             0             0              0
Armen A. Avanessians                                    0             0             0              0
Dean C. Backer                                          0             0             0              0
William A. Badia                                        0             0             0              0
Charles Baillie                                         0             0             0              0
Bernardo Bailo                       Italy              0             0             0              0
Andrew G. Baird                       UK                0             0             0              0
Mona H. Baird                                           0             0             0              0
Michiel J. Bakker               The Netherlands         0             0             0              0
Mark E. Bamford                                         0             0             0              0
William J. Bannon                                       0             0             0              0
John S. Barakat                                         0             0             0              0
Scott B. Barringer                                      0             0             0              0
Steven M. Barry                                         0             0             0              0
Christopher M. Barter                                   0             0             0              0
Stacy Bash-Polley                                       0             0             0              0
Christopher A. Bates                                    0             0             0              0
David Baum                                              0             0             0              0
Andrew T. Bednar                                        0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Frank A. Bednarz                                        0             0             0              0
Jonathan A. Beinner                                     0             0             0              0
Douglas S. Bell                       UK                0             0             0              0
Janet L. Bell                                           0             0             0              0
Ron E. Beller                                           0             0             0              0
Driss Ben-Brahim                    Morocco             0             0             0              0
Jordan M. Bender                                        0             0             0              0
Anna Maria J. Bentley                 UK                0             0             0              0
Susan M. Benz                                           0             0             0              0
Kenneth Berents                                         0             0             0              0
Michael G. Berini                                       0             0             0              0
Milton R. Berlinski             The Netherlands         0             0             0              0
Andrew S. Berman                                        0             0             0              0
Frances R. Bermanzohn                                   0             0             0              0
Paul D. Bernard                                         0             0             0              0
Anthony D. Bernbaum                   UK                0             0             0              0
Stuart N. Bernstein                                     0             0             0              0
Robert A. Berry                       UK                0             0             0              0
John D. Bertuzzi                                        0             0             0              0
Elizabeth E. Beshel                                     0             0             0              0
Andrew M. Bevan                       UK                0             0             0              0
Jean-Luc Biamonti                   Monaco              0             0             0              0
Andrew C. Bieler                                        0             0             0              0
James J. Birch                        UK                0             0             0              0
Gary D. Black                                           0             0             0              0
Lloyd C. Blankfein                                      0             0             0              0
Abraham Bleiberg                    Mexico              0             0             0              0
Dorothee Blessing                   Germany             0             0             0              0
David W. Blood                                          0             0             0              0
Randall A. Blumenthal                                   0             0             0              0
David R. Boles                                          0             0             0              0
Johannes M. Boomaars            The Netherlands         0             0             0              0
Douglas L. Borden                                       0             0             0              0
Antonio Borges                     Portugal             0             0             0              0
J. Theodore Borter                                      0             0             0              0
Alastair M. Borthwick                 UK                0             0             0              0
Alison L. Bott                        UK                0             0             0              0
Charles W.A. Bott                     UK                0             0             0              0
George M. Brady                                         0             0             0              0
Mairtin Brady                       Ireland             0             0             0              0
Benjamin S. Bram                                        0             0             0              0
Graham Branton                        UK                0             0             0              0
Thomas C. Brasco                                        0             0             0              0
Alan J. Brazil                                          0             0             0              0
John Breyo                                              0             0             0              0
Timothy J. Bridges                    UK                0             0             0              0
Victoria A. Bridges                                     0             0             0              0
Peter L. Briger, Jr.                                    0             0             0              0
Craig W. Broderick                                      0             0             0              0
Richard J. Bronks                     UK                0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Julia A. Bronson                                        0             0             0              0
Holger Bross                        Germany             0             0             0              0
Julian J. Brown                       UK                0             0             0              0
Kathleen Brown                                          0             0             0              0
Melissa R. Brown                                        0             0             0              0
Peter D. Brundage                                       0             0             0              0
John J. Bu                                              0             0             0              0
Lawrence R. Buchalter                                   0             0             0              0
David D. Buckley                      UK                0             0             0              0
Mark J. Buisseret                     UK                0             0             0              0
Steven M. Bunson                                        0             0             0              0
Timothy B. Bunting                    UK                0             0             0              0
Nicholas F. Burgin                                      0             0             0              0
Andrew J. Burke-Smith               Canada              0             0             0              0
Michael S. Burton                     UK                0             0             0              0
Joseph M. Busuttil                                      0             0             0              0
George H. Butcher III                                   0             0             0              0
Mary D. Byron                                           0             0             0              0
Jin Yong Cai                         China              0             0             0              0
Lawrence V. Calcano                                     0             0             0              0
Elizabeth V. Camp                                       0             0             0              0
John D. Campbell                                        0             0             0              0
Richard M. Campbell-Breeden           UK                0             0             0              0
Sally W. Cantwell                     UK                0           600(5)          0            600(5)
Gerald J. Cardinale                                     0             0             0              0
Mark M. Carhart                                         0             0             0              0
Mariafrancesca Carli                 Italy              0             0             0              0
Valentino D. Carlotti                                   0             0             0              0
Anthony H. Carpet                                       0             0             0              0
Michael J. Carr                                         0             0             0              0
Christopher J. Carrera                                  0             0             0              0
Mark Carroll                                            0             0             0              0
Virginia E. Carter                                      0             0             0              0
Mary Ann Casati                                         0             0             0              0
Chris Casciato                                          0             0             0              0
Eduardo Centola                     Brazil              0             0             0              0
Lik Shuen David Chan               Hong Kong            0             0             0              0
David K. Chang                      Taiwan              0             0             0              0
Amy L. Chasen                                           0             0             0              0
Sacha A. Chiaramonte                Germany             0             0             0              0
Andrew A. Chisholm                  Canada              0             0             0              0
W. Reed Chisholm, II                                   498            0            498             0
Thomas V. Cholnoky                                      0             0             0              0
Robert J. Christie                                      0             0             0              0
Jane P. Chwick                                          0             0             0              0
Peter T. Cirenza                                        0             0             0              0
Geoffrey G. Clark                   Canada              0             0             0              0

--------------
(5)      Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
James B. Clark                                          0             0             0              0
Kent A. Clark                       Canada              0             0             0              0
Alexander Classen                 Switzerland           0             0             0              0
Catherine M. Claydon                Canada              0             0             0              0
Zachariah Cobrinik                                      0             0             0              0
Abby Joseph Cohen                                       0             0             0              0
Lawrence A. Cohen                                      400            0            400             0
Marc I. Cohen                                           0             0             0              0
Gary D. Cohn                                            0             0             0              0
Christopher A. Cole                                     0             0             0              0
Timothy J. Cole                                         0             0             0              0
Colin Coleman                    South Africa           0             0             0              0
Marcus R. Colwell                                       0             0             0              0
Peter H. Comisar                                        0             0             0              0
Laura C. Conigliaro                                     0             0             0              0
Thomas V. Conigliaro                                   666            0            666             0
William Connell                                         0             0             0              0
Thomas G. Connolly                Ireland/USA           0             0             0              0
Frank T. Connor                                         0             0             0              0
Karen R. Cook                         UK                0             0             0              0
Edith W. Cooper                                         0             0             0              0
Philip A. Cooper                                        0             0             0              0
Kenneth W. Coquillette                                  0             0             0              0
Carlos A. Cordeiro                                      0             0             0              0
Henry Cornell                                           0             0             0              0
E. Gerald Corrigan                                      0             0             0              0
Claudio Costamagna                   Italy              0             0             0              0
Marta Z. Cotton                                         0             0             0              0
James A. Coufos                                         0             0             0              0
Frank L. Coulson, Jr.                                   0             0             0              0
Kenneth Courtis                                         0             0             0              0
Eric J. Coutts                        UK                0             0             0              0
Beverley M. Covell                    UK                0             0             0              0
Randolph L. Cowen                                       0             0             0              0
Brahm S. Cramer                     Canada              0             0             0              0
Nicholas P. Crapp                     UK                0             0             0              0
Michael J. Crinieri                                     0             0             0              0
Craig W. Crossman                  Australia            0             0             0              0
Neil D. Crowder                                         0             0             0              0
Michael L. Crowl                                        0             0             0              0
Eduardo A. Cruz                                         0             0             0              0
Jeffrey R. Currie                                       0             0             0              0
John P. Curtin, Jr.                                     0             0             0              0
John W. Curtis                                          0             0             0              0
Matthew H. Cyzer                      UK                0             0             0              0
Michael D. Daffey                  Australia            0             0             0              0
Stephen C. Daffron                                      0             0             0              0
Linda S. Daines                                         0             0             0              0
Paul B. Daitz                                           0             0             0              0
John S. Daly                        Ireland             0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Stephen D. Daniel                   Canada              0             0             0              0
Philip M. Darivoff                                      0             0             0              0
Matthew S. Darnall                                      0             0             0              0
Timothy D. Dattels                  Canada              0             0             0              0
Gavyn Davies                          UK                0             0             0              0
Stephen Davies                        UK                0             0             0              0
Katherine R. Davisson                                   0             0             0              0
Oral W. Dawe                        Canada              0             0             0              0
Diego De Giorgi                      Italy              0             0             0              0
Michael G. De Lathauwer             Belgium             0             0             0              0
Jean A. De Pourtales               France/UK            0             0             0              0
Giorgio De Santis                    Italy              0             0             0              0
Luigi de Vecchi                      Italy              0             0             0              0
David A. Dechman                                        0             0             0              0
Daniel L. Dees                                          0             0             0              0
Bradley S. DeFoor                                       0             0             0              0
Mark Dehnert                                            0             0             0              0
Paul C. Deighton                      UK                0             0             0              0
Alvaro del Castano                   Spain              0             0             0              0
James Del Favero                   Australia            0             0             0              0
Juan A. Del Rivero                   Spain              0             0             0              0
Robert V. Delaney, Jr.                                  0             0             0              0
Joseph Della Rosa                                       0             0             0              0
Roger E. Denby-Jones                  UK                0             0             0              0
Neil V. DeSena                                          0             0             0              0
Martin R. Devenish                    UK                0             0             0              0
Andrew C. Devenport                   UK                0             0             0              0
Stephen D. Dias                       UK                0             0             0              0
Armando A. Diaz                                         0             0             0              0
Alexander C. Dibelius               Germany             0             0             0              0
David G. Dick                         UK                0             0             0              0
James D. Dilworth                                       0             0             0              0
Simon P. Dingemans                    UK                0             0             0              0
Joseph P. DiSabato                                      0             0             0              0
Michele I. Docharty                                     0             0             0              0
Paula A. Dominick                                       0             0             0              0
Noel B. Donohoe                     Ireland             0             0             0              0
Suzanne O. Donohoe                                      0             0             0              0
James H. Donovan                                        0             0             0              0
Jana Hale Doty                                          0             0             0              0
Robert G. Doumar, Jr.                                   0             0             0              0
Thomas M. Dowling                                       0             0             0              0
John O. Downing                                         0             0             0              0
Mario Draghi                         Italy              0             0             0              0
Michael B. Dubno                                        0             0             0              0
Connie K. Duckworth                                     0             0             0              0
William C. Dudley                                       0             0             0              0
Donald J. Duet                                          0             0             0              0
Brian J. Duffy                                          0             0             0              0
Brian Duggan                                            0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
C. Steven Duncker                                       0             0             0              0
Karlo J. Duvnjak                    Canada              0             0             0              0
Jay S. Dweck                                            0             0             0              0
Michael L. Dweck                                        0             0             0              0
Gordon E. Dyal                                          0             0             0              0
Isabelle Ealet                      France              0             0             0              0
Glenn P. Earle                        UK                0             0             0              0
David C. Earling                                        0             0             0              0
Seaborn S. Eastland                                     0             0             0              0
Kenneth M. Eberts, III                                  0             0             0              0
Paul S. Efron                                           0             0             0              0
Herbert E. Ehlers                                       0             0             0              0
Robert K. Ehudin                                        0             0             0              0
John E. Eisenberg                                       0             0             0              0
Edward K. Eisler                    Austria             0             0             0              0
Jason H. Ekaireb                      UK                0             0             0              0
Gregory H. Ekizian                                      0             0             0              0
Aubrey J. Ellis                                         0             0             0              0
Kathy G. Elsesser                                       0             0             0              0
Glenn D. Engel                                          0             0             0              0
Peter C. Enns                       Canada              0             0             0              0
Katherine B. Enquist                                    0             0             0              0
Earl S. Enzer                                           0             0             0              0
Christopher H. Eoyang                                   0             0             0              0
Christian Erickson                                      0             0             0              0
Fred W. Esiri                         UK                0             0             0              0
James P. Esposito                                       0             0             0              0
Michael P. Esposito                                     0             0             0              0
George C. Estey                     Canada              0             0             0              0
Mark D. Ettenger                                        0             0             0              0
Bruce J. Evans                                          0             0             0              0
J. Michael Evans                    Canada              0             0             0              0
W. Mark Evans                       Canada              0             0             0              0
Charles P. Eve                        UK                0             0             0              0
Elizabeth C. Fascitelli                                 0             0             0              0
Jeffrey F. Fastov                                       0             0             0              0
Douglas L. Feagin                                       0             0             0              0
Regina M. Feeney                                        0             0             0              0
Pieter Maarten Feenstra         The Netherlands         0             0             0              0
Norman Feit                                             0             0             0              0
Steven M. Feldman                                       0             0             0              0
Laurie R. Ferber                                        0             0             0              0
Luca D. Ferrari                                         0             0             0              0
John A. Ferro, Jr.                                      0             0             0              0
Gail S. Fierstein                                       0             0             0              0
David A. Fishman                                        0             0             0              0
Lawton W. Fitt                                          0             0             0              0
Stephen C. Fitzgerald              Australia            0             0             0              0
Thomas M. Fitzgerald III                                0             0             0              0
Daniel M. FitzPatrick                                   0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
James A. Fitzpatrick                                    0             0             0              0
Pierre-Henri Flamand                France              0             0             0              0
David N. Fleischer                                      0             0             0              0
Alexander W. Fletcher                 UK                0             0             0              0
Mark C. Fletcher                      UK                0             0             0              0
David B. Ford                                           0            134(6)         0             134(6)
Edward C. Forst                                         0             0             0              0
George B. Foussianes                                    0             0             0              0
Stephen H. Frank                                        0             0             0              0
Oliver L. Frankel                                       0             0             0              0
Orit P. Freedman                    Israel              0             0             0              0
Matthew T. Fremont-Smith                                0             0             0              0
Christopher G. French                 UK                0             0             0              0
Timothy G. Freshwater                 UK                0             0             0              0
Jacob Y. Friedman                                       0             0             0              0
Richard A. Friedman                                     0             0             0              0
Matthias K. Frisch                Switzerland           0             0             0              0
Robert K. Frumkes                                       0             0             0              0
C. Douglas Fuge                                         0             0             0              0
Shirley Fung                          UK                0             0             0              0
Timothy T. Furey                                        0             0             0              0
Enrico S. Gaglioti                                      0             0             0              0
Maryann L. Gallivan                                     0           2000(7)         0            2000(7)
Gonzalo R. Garcia                    Chile              0             0             0              0
James R. Garvey                     Ireland             0             0             0              0
Joseph D. Gatto                                         0             0             0              0
Richard A. Genna                                        0             0             0              0
Hywel D. George                       UK                0             0             0              0
Peter C. Gerhard                                        0             0             0              0
Kenneth K. Gershenfeld                                  0             0             0              0
Rajiv A. Ghatalia                    India              0             0             0              0
Robert R. Gheewalla                                     0             0             0              0
Nomi P. Ghez                      Israel/USA            0             0             0              0
Scott A. Gieselman                                      0             0             0              0
Gary T. Giglio                                          0             0             0              0
H. John Gilbertson, Jr.                                 0             0             0              0
Nicholas G. Giordano                                    0            300(8)         0             300(8)
Joseph H. Gleberman                                     0             0             0              0
Justin G. Gmelich                                       0             0             0              0
Richard J. Gnodde                Ireland/South          0             0             0              0
                                    Africa
Jeffrey B. Goldenberg                                   0          2,860(9)         0           2,860(9)
Jacob D. Goldfield                                      0             0             0              0
Daniel C. Goldwater                   UK                0             0             0              0
James S. Golob                                          0             0             0              0

-------------------------
(6)      Shared with family members.

(7)      Shared with family members.

(8)      Shared with family members.

(9)      Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Gregg A. Gonsalves                                      0             0             0              0
Amy O. Goodfriend                                       0             0             0              0
Larry J. Goodwin                                        0             0             0              0
Andrew M. Gordon                                        0             0             0              0
Robert D. Gottlieb                                      0             0             0              0
Gregory M. Gould                                        0             0             0              0
Frank J. Governali                                      0             0             0              0
Lorenzo Grabau                       Italy              0             0             0              0
Geoffrey T. Grant                                       0             0             0              0
William M. Grathwohl                                    0             0             0              0
Pedro Gonzalez Grau                  Spain              0             0             0              0
Eldridge F. Gray                                        0             0             0              0
Michael J. Graziano                                     0             0             0              0
Carmen A. Greco                                         0             0             0              0
Stefan Green                       Australia            0             0             0              0
David J. Greenwald                                      0             0             0              0
Louis S. Greig                        UK                0             0             0              0
William W. Gridley                                      0             0             0              0
Peter W. Grieve                                         0             0             0              0
Christopher Grigg                     UK                0             0             0              0
Edward Sebastian Grigg             UK/France            0             0             0              0
Michael J. Grimaldi                                     0             0             0              0
Douglas C. Grip                                         0             0             0              0
Peter Gross                                             0             0             0              0
David J. Grounsell                    UK                0             0             0              0
Eric P. Grubman                                         0             0             0              0
Arun M. Gunewardena                Sri Lanka            0             0             0              0
Celeste A. Guth                                         0             0             0              0
Joseph D. Gutman                                        0             0             0              0
Douglas A. Guzman                   Canada              0             0             0              0
Erol Hakanoglu                      Turkey              0             0             0              0
David R. Hansen                    Australia            0             0             0              0
Mary L. Harmon                                          0             0             0              0
Roger C. Harper                                         0             0             0              0
Robert S. Harrison                                      0             0             0              0
Valerie J. Harrison                   UK                0             0             0              0
Shelley A. Hartman                                      0             0             0              0
Paul R. Harvey                                          0             0             0              0
Rumiko Hasegawa                      Japan              0             0             0              0
Arthur J. Hass                                          0             0             0              0
Nobumichi Hattori                    Japan              0             0             0              0
Stephen J. Hay                        UK                0             0             0              0
Keith L. Hayes                        UK                0             0             0              0
Edward A. Hazel                                        840           300(10)       840            300(10)
Thomas J. Healey                                        0             0             0              0
Robert C. Heathcote                   UK                0             0             0              0
Sylvain M. Hefes                    France              0             0             0              0

---------------
(10)       Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Douglas C. Heidt                                        0             0             0              0
David B. Heller                                         0             0             0              0
Steven M. Heller                                        0             0             0              0
William L. Hemphill                                     0             0             0              0
Ruud G. Hendriks                The Netherlands         0             0             0              0
David P. Hennessey                                      0             0             0              0
R. Douglas Henderson                                    0             0             0              0
David L. Henle                                          0           600             0            600
Mary C. Henry                                           0             0             0              0
Benoit Herault                      France              0             0             0              0
Peter C. Herbert                                        0             0             0              0
Bruce A. Heyman                                         0             0             0              0
Stephen Hickey                                          0             0             0              0
Melina E. Higgins                                       0             0             0              0
Robert E. Higgins                                       0             0             0              0
Joanne M. Hill                                          0             0             0              0
Michael I. Hill                       UK                0             0             0              0
M. Roch Hillenbrand                                     0             0             0              0
Donald W. Himpele                                       0             0             0              0
Kenneth W. Hitchner                                     0             0             0              0
Maykin Ho                                               0             0             0              0
Timothy E. Hodgson                  Canada              0             0             0              0
Axel Hoerger                        Germany             0             0             0              0
Jacquelyn M. Hoffman-Zehner         Canada              0             0             0              0
Christopher G. Hogg             New Zealand/USA         0             0             0              0
Simon N. Holden                       UK                0             0             0              0
Margaret J. Holen                                       0             0             0              0
Daniel E. Holland III                                   0             0             0              0
Teresa E. Holliday                                      0             0             0              0
Peter Hollmann                      Germany             0             0             0              0
Philip Holzer                       Germany             0             0             0              0
Gregory T. Hoogkamp                                     0             0             0              0
Sean C. Hoover                                          0             0             0              0
Shin Horie                           Japan              0             0             0              0
Jay D. Horine                                           0             0             0              0
Robert D. Hormats                                       0             0             0              0
Robert G. Hottensen, Jr.                               577            0            577             0
Thomas J. Houle                                         0             0             0              0
Michael R. Housden                    UK                0             0             0              0
Zu Liu Frederick Hu                  China              0             0             0              0
Paul J. Huchro                                          0             0             0              0
James A. Hudis                                          0             0             0              0
Terry P. Hughes                     Ireland             0             0             0              0
Bimaljit S. Hundal                    UK                0             0             0              0
Edith A. Hunt                                           0             0             0              0
Susan J. Hunt                         UK                0             0             0              0
Janet T. Hurley                                         0             0             0              0
Fern Hurst                                              0             0             0              0
Robert J. Hurst                                        100            0            100             0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                   ITEM 6             SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Elizabeth A. Husted                                     0             0             0              0
Walter V. Hutcherson                                    0             0             0              0
Phillip S. Hylander                   UK                0             0             0              0
John S. Iglehart                                        0             0             0              0
Robert F. Incorvaia                                     0             0             0              0
Toni-Dara Infante                                       0             0             0              0
Francis J. Ingrassia                                    0             0             0              0
Timothy J. Ingrassia                                    0             0             0              0
Margaret H. Isdale                                      0             0             0              0
Hideki Ishibashi                     Japan              0             0             0              0
Raymond J. Iwanowski                                    0             0             0              0
Walter A. Jackson                                       0             0             0              0
William L. Jacob III                                    0             0             0              0
Arthur L. Jacobson, Jr.                                 0             0             0              0
James A. Jacobson                                       0             0             0              0
Richard I. Jaffee                                       0             0             0              0
Stefan J. Jentzsch                  Germany             0             0             0              0
Andrew R. Jessop                      UK                0             0             0              0
Dan H. Jester                                           0             0             0              0
Thomas Jevon                                            0             0             0              0
Daniel J. Jick                                          0             0             0              0
David M. Jimenez-Blanco              Spain              0             0             0              0
Peter T. Johnston                                      522            0            522             0
Andrew J. Jonas                                         0             0             0              0
Adrian M. Jones                     Ireland             0             0             0              0
Emerson P. Jones                                        0             0             0              0
Robert C. Jones                                         0             0             0              0
Terrence O. Jones                                       0             0             0              0
William J. Jones                                        0             0             0              0
Roy R. Joseph                       Guyana              0             0             0              0
Kenneth L. Josselyn                                     0             0             0              0
Chansoo Joung                                           0             0             0              0
Andrew J. Kaiser                                        0             0             0              0
Ann F. Kaplan                                          21             0            21              0
Barry A. Kaplan                                         0             0             0              0
David A. Kaplan                                         0             0             0              0
Jason S. Kaplan                                         0             0             0              0
Robert S. Kaplan                                        0             0             0              0
Scott B. Kapnick                                        0         1,666(11)         0          1,666(11)
Atul Kapur                           India              0             0             0              0
Erland S. Karlsson                  Sweden              0             0             0              0
James M. Karp                                           0             0             0              0
Toshinobu Kasai                      Japan              0             0             0              0
Shunji Katayama                      Japan              0             0             0              0
Richard Katz                                            0             0             0              0
Robert J. Katz                                          0             0             0              0
James C. Katzman                                        0             0             0              0

------------------
(11)     Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                   ITEM 6             SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
David K. Kaugher                                        0             0             0              0
Alan S. Kava                                            0             0             0              0
Larry M. Kellerman                                      0             0             0              0
John L. Kelly                                           0             0             0              0
Carsten Kengeter                    Germany             0             0             0              0
Kevin W. Kennedy                                        0             0             0              0
Gioia M. Kennett                                        0             0             0              0
William J. Kenney                                       0             0             0              0
Thomas J. Kenny                                         0             0             0              0
Steven Kerr                                             0             0             0              0
John G. Ketterer III                                    0             0             0              0
Lawrence S. Keusch                                      0             0             0              0
Rustom N. Khandalavala                                  0             0             0              0
Philippe Khuong-Huu                 France              0             0             0              0
Peter A. Kiernan                      UK                0             0             0              0
Peter D. Kiernan III                                    0             0             0              0
Sun Bae Kim                         Canada              0             0             0              0
Douglas W. Kimmelman                                   445            0            445             0
Colin E. King                       Canada             428            0            428             0
Robert C. King, Jr.                                     0             0             0              0
Timothy M. Kingston                                     0             0             0              0
Shigeki Kiritani                     Japan              0             0             0              0
Ewan M. Kirk                          UK                0             0             0              0
Remy Klammers                       France              0             0             0              0
Daniel H. Klebes II                                     0             0             0              0
Michael Klimek                                          0             0             0              0
Michael K. Klingher                                     0             0             0              0
Jonathan R. Knight                    UK                0             0             0              0
Bradford C. Koenig                                      0             0             0              0
Andreas Koernlein                   Germany             0             0             0              0
Mark J. Kogan                                           0             0             0              0
J. Christopher A. Kojima            Canada              0             0             0              0
Kazuaki Kojima                       Japan              0             0             0              0
Jonathan L. Kolatch                                     0             0             0              0
Jeffrey A. Kolitch                                      0             0             0              0
Richard E. Kolman                                       0             0             0              0
Takahiro Komatsu                     Japan              0             0             0              0
Philip J. Kopp III                                      0             0             0              0
David J. Kostin                                         0             0             0              0
Koji Kotaka                          Japan              0             0             0              0
Peter S. Kraus                                         15             0            15              0
Srihari Kumar                        India              0             0             0              0
Mary Lyn Valkenburg Kurish                              0             0             0              0
Eiichiro Kuwana                      Japan              0             0             0              0
Joon Kwun                         South Korea           0             0             0              0
Peter Labbat                                            0             0             0              0
Peggy A. Lamb                                           0             0             0              0
Simon M. Lamb                         UK                0             0             0              0
David G. Lambert                                        0             0             0              0
Joseph A. LaNasa III                                    0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                   ITEM 6             SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Eric S. Lane                                            0             0             0              0
Thomas K. Lane                                          0             0             0              0
Rudolf N. Lang                      Germany             0             0             0              0
Gary R. Lapidus                                         0             0             0              0
Bruce M. Larson                                         0             0             0              0
Thomas D. Lasersohn                                     0             0             0              0
Anthony D. Lauto                                        0             0             0              0
John J. Lauto                                           0             0             0              0
Matthew Lavicka                                         0             0             0              0
Peter T. Lawler                                         0             0             0              0
David N. Lawrence                                       0             0             0              0
Peter Layton                                            0             0             0              0
Susan R. Leadem                                         0             0             0              0
Andrew D. Learoyd                     UK                0             0             0              0
Brian J. Lee                                            0             0             0              0
Chan-Keun Lee                     South Korea           0             0             0              0
George C. Lee                                           0             0             0              0
Gregory D. Lee                     Australia            0             0             0              0
Kenneth H. M. Leet                                      0             0             0              0
Richard O. Leggett                                      0             0             0              0
Tim Leissner                        Brazil              0             0             0              0
Anthony J. Leitner                                      0             0             0              0
Todd W. Leland                                          0             0             0              0
Paulo C. Leme                                           0             0             0              0
Gregg R. Lemkau                                         0             0             0              0
Remco O. Lenterman              The Netherlands         0             0             0              0
Hughes B. Lepic                     France              0             0             0              0
Johan H. Leven                      Sweden              0             0             0              0
Ronald S. Levin                                         0             0             0              0
Allan S. Levine                                         0             0             0              0
Brian T. Levine                                         0             0             0              0
Jack Levy                                               0             0             0              0
Richard J. Levy                       UK                0             0             0              0
Tobin V. Levy                                           0             0             0              0
P. Jeremy Lewis                                         0             0             0              0
Thomas B. Lewis, Jr.                                    0             0             0              0
Mark E. Leydecker                                       0             0             0              0
Matthew G. L'Heureux                                    0             0             0              0
Michael Liberman                                        0             0             0              0
George C. Liberopoulos            Canada/USA            0             0             0              0
Gwen R. Libstag                                         0             0             0              0
Stephen C. Lichtenauer                                  0             0             0              0
Roger A. Liddell                      UK                0             0             0              0
Richard J. Lieb                                         0             0             0              0
Lisette M. Lieberman                                   764            0            764             0
Mitchell J. Lieberman                                   0             0             0              0
Richerd C. Lightburn                                    0             0             0              0
Terence Tayseop Lim               South Korea           0             0             0              0
Ryan D. Limaye                                          0             0             0              0
Josephine Linden                      UK                0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                   ITEM 6             SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Lawrence H. Linden                                      0             0             0              0
Anthony W. Ling                       UK                0             0             0              0
Bonnie S. Litt                                          0             0             0              0
Robert Litterman                                        0             0             0              0
Robert H. Litzenberger                                  0             0             0              0
David McD. A. Livingstone          Australia            0             0             0              0
Jill E. Lohrfink                                        0             0             0              0
Douglas F. Londal                                       0             0             0              0
Jacques M. Longerstaey            USA/Belgium           0             0             0              0
Joseph Longo                                            0             0             0              0
Jonathan M. Lopatin                                     0             0             0              0
Francisco Lopez-Balboa                                  0             0             0              0
Victor M. Lopez-Balboa                                  0             0             0              0
Antigone Loudiadis                    UK                0             0             0              0
Kevin L. Lundeen                                        0             0             0              0
Mark A. Lynch                         UK                0             0             0              0
Michael R. Lynch                                        0             0             0              0
Richard E. Lyon, III                                    0             0             0              0
Peter B. MacDonald                    UK                0             0             0              0
Mark G. Machin                        UK                0             0             0              0
Paula B. Madoff                                         0             0             0              0
Shogo Maeda                          Japan              0             0             0              0
Christopher J. Magarro                                  0             0             0              0
John A. Mahoney                                         0             0             0              0
Sean O. Mahoney                                         0             0             0              0
Russell E. Makowsky                                     0             0             0              0
Keith A. Malas                                          0             0             0              0
Puneet Malhi                          UK                0             0             0              0
Peter G. C. Mallinson                 UK                0             0             0              0
John V. Mallory                                         0             0             0              0
Kathleen M. Maloney                                     0             0             0              0
Jean E. Manas                       Greece              0             0             0              0
Charles G. R. Manby                   UK                0             0             0              0
Robert S. Mancini                                       0             0             0              0
Barry A. Mannis                                         0             0             0              0
Simon I. Mansfield                                      0             0             0              0
Elizabeth C. Marcellino                                 0             0             0              0
Ronald G. Marks                                         0             0             0              0
Robert J. Markwick                    UK                0             0             0              0
Nicholas I. Marovich                                    0             0             0              0
David J. Marshall                                       0             0             0              0
Allan S. Marson                       UK                0             0             0              0
Eff W. Martin                                           0             0             0              0
Alison J. Mass                                          0             0             0              0
Robert A. Mass                                          0             0             0              0
John J. Masterson                                       0             0             0              0
David J. Mastrocola                                     0             0             0              0
Blake W. Mather                                         0             0             0              0
Kathy M. Matsui                                         0             0             0              0
Naomi Matsuoka                       Japan              0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                   ITEM 6             SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
George N. Mattson                                       0             0             0              0
Thomas J. McAdam                                        85            0             85             0
Richard F. McArdle                                      0             0             0              0
John J. McCabe                                          0             0             0              0
Theresa E. McCabe                                       0             0             0              0
Joseph M. McConnell                                     0             0             0              0
Ian R. McCormick                      UK                0             0             0              0
Lynn M. McCormick                                       0             0             0              0
Gordon R. McCulloch                   UK                0             0             0              0
Mark E. McGoldrick                                      0             0             0              0
Joseph P. McGrath, Jr.                                  0             0             0              0
Stephen J. McGuinness                                   0             0             0              0
John C. McIntire                                        0             0             0              0
Matthew B. McLennan                Australia            0             0             0              0
John W. McMahon                                         0             0             0              0
Geraldine F. McManus                                    0             0             0              0
Gerald C. McNamara, Jr.                                 0             0             0              0
James A. McNamara                                       0            215(12)        0             215(12)
Richard P. McNeil                   Jamaica             0             0             0              0
Audrey A. McNiff                                        0             0             0              0
John P. McNulty                                         0             0             0              0
Stuart G. McPherson                   UK                0             0             0              0
Robert A. McTamaney                                     0             0             0              0
E. Scott Mead                                          160            0            160             0
Lance P. Meaney                                         0             0             0              0
Sharon I. Meers                                         0             0             0              0
David M. Meerschwam             The Netherlands         0             0             0              0
Sanjeev K. Mehra                     India              0             0             0              0
Christian A. Meissner               Austria             0             0             0              0
Stephen J. Mellas                                       0             0             0              0
Andrew J. Melnick                                       0             0             0              0
Bruce H. Mendelsohn                                    100           400(13)       100            400(13)
Michael A. Mendelson                                    0             0             0              0
Bernard A. Mensah                     UK                0             0             0              0
Garry E. Menzel                       UK                0             0             0              0
T. Willem Mesdag                                        0             0             0              0
Andrew L. Metcalfe                    UK                0             0             0              0
Julian R. Metherell                   UK                0             0             0              0
Michael R. Miele                                        0             0             0              0
Therese L. Miller                                       0             0             0              0
Michael J. Millette                                     0             0             0              0
James E. Milligan                                       0             0             0              0
Milton R. Millman                                       0             0             0              0
Eric M. Mindich                                         0             0             0              0
Luciana D. Miranda                  Brazil              0             0             0              0
Edward S. Misrahi                    Italy              0             0             0              0

--------------
(12)     Shared with family members.

(13)     Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Masatoki J. Mitsumata                Japan              0             0             0              0
Steven T. Mnuchin                                       0             0             0              0
Masanori Mochida                     Japan              0             0             0              0
Timothy H. Moe                                          0             0             0              0
Douglas D. Moffitt                                      0             0             0              0
Philip J. Moffitt                  Australia            0             0             0              0
Karsten N. Moller                   Denmark             0             0             0              0
Thomas K. Montag                                        0             0             0              0
William C. Montgomery                                   0             0             0              0
Wayne L. Moore                                          0             0             0              0
J. Ronald Morgan, III                                   0             0             0              0
Yukihiro Moroe                       Japan              0             0             0              0
James P. Morris                                         0             0             0              0
R. Scott Morris                                         0             0             0              0
Robert B. Morris III                                    0             0             0              0
Simon P. Morris                       UK                0             0             0              0
Thomas C. Morrow                                        0             0             0              0
Jeffrey M. Moslow                                       0             0             0              0
Sharmin Mossavar-Rahmani              UK                0             0             0              0
Gregory T. Mount                                        0             0             0              0
Ian Mukherjee                         UK                0             0             0              0
Edward A. Mule                                          0             0             0              0
Donald R. Mullen                                        0             0             0              0
Eric D. Mullins                                         0             0             0              0
Donald J. Mulvihill                                     0             0             0              0
Patrick E. Mulvihill                Ireland             0             0             0              0
Alvise J. Munari                      UK                0             0             0              0
Robert G. Munro                       UK                0             0             0              0
Rie Murayama                         Japan              0             0             0              0
Richard A. Murley                     UK                0             0             0              0
Philip D. Murphy                                        0             0             0              0
Thomas S. Murphy, Jr.                                   0             0             0              0
Gaetano J. Muzio                                        0             0             0              0
Marc O. Nachmann                    Germany             0             0             0              0
Michiya Nagai                        Japan              0             0             0              0
Avi M. Nash                                             0             0             0              0
Kevin D. Naughton                                      227            0            227             0
Mark J. Naylor                        UK                0             0             0              0
Jeffrey P. Nedelman                                     0             0             0              0
Daniel M. Neidich                                      58             0            58              0
Kipp M. Nelson                                          0             0             0              0
Leslie S. Nelson                                        0             0             0              0
Robin Neustein                                          0             0             0              0
Claire M. Ngo                                           0             0             0              0
Duncan L. Niederauer                                    0             0             0              0
Theodore E. Niedermayer           USA/France            0             0             0              0
Erik F. Nielsen                     Denmark             0             0             0              0
Hideya Niimi                         Japan              0             0             0              0
Susan M. Noble                        UK                0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Markus J. Noe-Nordberg              Austria             0             0             0              0
Suok J. Noh                                             0             0             0              0
David J. Nolan                     Australia            0             0             0              0
Suzanne M. Nora Johnson                                 0             0             0              0
Christopher K. Norton                                   0             0             0              0
Michael E. Novogratz                                    0             0             0              0
Jay S. Nydick                                           0             0             0              0
Katherine K. Oakley                                     0             0             0              0
Eric M. Oberg                                           0             0             0              0
Alok Oberoi                          India              0             0             0              0
Gavin G. O'Connor                                       0             0             0              0
Fergal J. O'Driscoll                Ireland             0             0             0              0
L. Peter O'Hagan                    Canada              0             0             0              0
Terence J. O'Neill                    UK                0             0             0              0
Timothy J. O'Neill                                      0             0             0              0
Richard T. Ong                     Malaysia             0             0             0              0
Taneki Ono                           Japan              0             0             0              0
Donald C. Opatrny, Jr.                                  0             0             0              0
Daniel P. Opperman                                      0             0             0              0
Daniel B. O'Rourke                                      0             0             0              0
Roderick S. Orr                       UK                0             0             0              0
Calum M. Osborne                      UK                0             0             0              0
Robert J. O'Shea                                        0             0             0              0
Joel D. Ospa                                            0             0             0              0
Greg M. Ostroff                                         0             0             0              0
Nigel M. O'Sullivan                   UK                0             0             0              0
James B. Otness                                         0             0             0              0
Terence M. O'Toole                                      0             0             0              0
Brett R. Overacker                                      0             0             0              0
Todd G. Owens                                           0             0             0              0
Fumiko Ozawa                         Japan              0             0             0              0
Robert J. Pace                                          0             0             0              0
Helen Paleno                                            0             0             0              0
Gregory K. Palm                                         0             0             0              0
Bryant F. Pantano                                       0             0             0              0
Massimo Pappone                      Italy              0             0             0              0
James R. Paradise                     UK                0             0             0              0
Simon Y. Park                                           0             0             0              0
Geoffrey M. Parker                                      0             0             0              0
Archie W. Parnell                                      100           100(14)       100            100(14)
Ketan J. Patel                        UK                0             0             0              0
Sheila H. Patel                                         0             0             0              0
Douglas S. Patterson                                    0             0             0              0
Henry M. Paulson, Jr.                                   0             0             0              0
David T. Pearson                                        0             0             0              0
Arthur J. Peponis                                      287            0            287             0
David E. Perlin                                         0             0             0              0

---------------
(14)     Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
David B. Philip                                         0             0             0              0
Todd J. Phillips                                        0             0             0              0
Stephen R. Pierce                                       0             0             0              0
Philip J. Pifer                                         0             0             0              0
Steven M. Pinkos                                        0             0             0              0
Scott M. Pinkus                                         0             0             0              0
Timothy C. Plaut                    Germany             0             0             0              0
Andrea Ponti                       Italy/USA            0             0             0              0
Ellen R. Porges                                         0             0             0              0
Wiet H.M. Pot                   The Netherlands         0             0             0              0
Michael J. Poulter                    UK                0             0             0              0
John J. Powers                                          0             0             0              0
Richard H. Powers                                       0             0             0              0
Alberto Pravettoni                   Italy              0             0             0              0
Michael A. Price                                        0             0             0              0
Scott Prince                                            0             0             0              0
Anthony J. Principato                                  35             0            35              0
Steven D. Pruett                                        0             0             0              0
Andrew F. Pyne                                          0             0             0              0
Kevin A. Quinn                                          0             0             0              0
Stephen D. Quinn                                        0             0             0              0
William M. Quinn                                        0             0             0              0
B. Andrew Rabin                                         0             0             0              0
Jean Raby                           Canada              0             0             0              0
John J. Rafter                      Ireland             0             0             0              0
Jonathan Raleigh                                        0             0             0              0
Dioscoro-Roy I. Ramos             Philippines           0             0             0              0
Gregory G. Randolph                                     0             0             0              0
Charlotte P. Ransom                   UK                0             0             0              0
Michael G. Rantz                                        0             0             0              0
Philip A. Raper                       UK                0             0             0              0
Alan M. Rapfogel                                        0             0             0              0
Sandy C. Rattray                      UK                0             0             0              0
Joseph Ravitch                                          0             0             0              0
Sara E. Recktenwald                                     0             0             0              0
Girish V. Reddy                                         0             0             0              0
Nicholas T. Reid                      UK                0             0             0              0
David Reilly                          UK                0             0             0              0
Gene Reilly                                             0             0             0              0
Arthur J. Reimers III                                   0             0             0              0
Filip A. Rensky                                         0             0             0              0
Jeffrey A. Resnick                                      0             0             0              0
Richard J. Revell                     UK                0             0             0              0
Peter Richards                        UK                0             0             0              0
Michael J. Richman                                      0             0             0              0
Thomas S. Riggs, III                                    0             0             0              0
James P. Riley, Jr.                                     0             0             0              0
Kirk L. Rimer                                           0             0             0              0
Kimberly E. Ritrievi                                    0             0             0              0
Paul M. Roberts                       UK                0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Richard T. Roberts                                      5             0             5              0
William M. Roberts                                      0             0             0              0
Simon M. Robertson                    UK                0             0             0              0
Juliet A. Robinson                    UK                0             0             0              0
Normann G. Roesch                   Germany             0             0             0              0
Marina L. Roesler                 USA/Brazil            0             0             0              0
James H. Rogan                                          0             0             0              0
J. David Rogers                                         0            200(15)        0             200(15)
John F. W. Rogers                                       0             0             0              0
Emmanuel Roman                      France              0             0             0              0
Eileen P. Rominger                                      0             0             0              0
Pamela P. Root                                          0             0             0              0
Ralph F. Rosenberg                                      0             0             0              0
David J. Rosenblum                                      0             0             0              0
Jacob D. Rosengarten                                    0             0             0              0
Richard J. Rosenstein                                   0             0             0              0
Ivan Ross                                               0             0             0              0
Marc A. Rothenberg                                      0             0             0              0
Stuart M. Rothenberg                                    0             0             0              0
Michael S. Rotter                                       0             0             0              0
Thomas A. Roupe                                         0             0             0              0
Michael S. Rubinoff                                     0             0             0              0
Paul M. Russo                                           0             0             0              0
John P. Rustum                    Ireland/USA           0             0             0              0
Richard M. Ruzika                                       0             0             0              0
David C. Ryan                                           0             0             0              0
David M. Ryan                      Australia            0             0             0              0
Jeri Lynn Ryan                                          0             0             0              0
John C. Ryan                                            0             0             0              0
Michael D. Ryan                                         0             0             0              0
Katsunori Sago                       Japan              0             0             0              0
Pablo J. Salame                     Ecuador             0             0             0              0
Roy J. Salameh                                          0             0             0              0
J. Michael Sanders                                      0             0             0              0
Allen Sangines-Krause               Mexico             212            0            212             0
Richard A. Sapp                                         0             0             0              0
Neil I. Sarnak                                          0             0             0              0
Joseph Sassoon                      Israel              0             0             0              0
Atsuko Sato                          Japan              0             0             0              0
Tsutomu Sato                         Japan             240            0            240             0
Muneer A. Satter                                        0             0             0              0
Marc P. Savini                                          0             0             0              0
Jonathan S. Savitz                                      0             0             0              0
Peter Savitz                                            0             0             0              0
James E. Sawtell                      UK                0             0             0              0
Paul S. Schapira                     Italy              0             0             0              0
P. Sheridan Schechner                                 1,000           0           1,000            0

---------------------
(15)  Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Marcus Schenck                      Germany             0             0             0              0
Susan J. Scher                                          0             0             0              0
Gary B. Schermerhorn                                    0             0             0              0
Stephen M. Scherr                                       0             0             0              0
Howard B. Schiller                                      0             0             0              0
Erich P. Schlaikjer                                     0             0             0              0
Daniel Schmitz                      Germany             0             0             0              0
Jeffrey W. Schroeder                                    0             0             0              0
Matthew L. Schroeder                                    0             0             0              0
Antoine Schwartz                    France              0             0             0              0
Eric S. Schwartz                                        0             0             0              0
Harvey M. Schwartz                                      0             0             0              0
Mark Schwartz                                           0             0             0              0
Thomas M. Schwartz                                      0          1,900(16)        0           1,900(16)
Steven M. Scopellite                                    0             0             0              0
David J. Scudellari                                     0             0             0              0
Charles B. Seelig, Jr.                                  0             0             0              0
Peter A. Seibold                                        0             0             0              0
Karen D. Seitz                                          0             0             0              0
Anik Sen                              UK                0             0             0              0
Randolph Sesson, Jr.                                    0             0             0              0
Steven M. Shafran                                       0             0             0              0
Lisa M. Shalett                                         0             0             0              0
Richard S. Sharp                      UK                0             0             0              0
John P. Shaughnessy                                     0             0             0              0
Robert J. Shea, Jr.                                     0             0             0              0
Daniel M. Shefter                                       0             0             0              0
David G. Shell                                          0             0             0              0
James M. Sheridan                                       0             0             0              0
Richard G. Sherlund                                     0             0             0              0
Michael S. Sherwood                   UK                0             0             0              0
Masaru Shibata                       Japan              0             0             0              0
David A. Shiffman                                       0             0             0              0
Abraham Shua                                            0             0             0              0
Susan E. Sidd                                           0             0             0              0
Michael H. Siegel                                       0             0             0              0
Daniel J. Silber                                        0             0             0              0
Leslie C. Sillcox                                       0             0             0              0
Ralph J. Silva                                          0             0             0              0
Harry Silver                                            0             0             0              0
Howard A. Silverstein                                   0             0             0              0
Richard P. Simon                                        0             0             0              0
Victor R. Simone, Jr.                                   0             0             0              0
David T. Simons                                         0             0             0              0
Christine A. Simpson                                    0             0             0              0
Dinakar Singh                                           0             0             0              0
Ravi M. Singh                                           0             0             0              0
Ravi Sinha                         India/USA            0             0             0              0

---------------
(16)     Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Edward M. Siskind                                       0             0             0              0
Christian J. Siva-Jothy               UK                0             0             0              0
Mark F. Slaughter                                       0             0             0              0
Guy C. Slimmon                        UK                0             0             0              0
Jeffrey S. Sloan                                        0             0             0              0
Linda J. Slotnick                                       0             0             0              0
Cody J Smith                                            0          1,000(17)        0           1,000(17)
Derek S. Smith                                          0             0             0              0
Michael M. Smith                                        0             0             0              0
Sarah E. Smith                        UK                0             0             0              0
Trevor A. Smith                       UK                0             0             0              0
John E. Smollen                                         0             0             0              0
Jonathan S. Sobel                                       0             0             0              0
David M. Solomon                                        0             0             0              0
Judah C. Sommer                                         0             0             0              0
Theodore T. Sotir                                       0             0             0              0
Sergio E. Sotolongo                                     0             0             0              0
Vickrie C. South                                        0             0             0              0
Daniel L. Sparks                                        0             0             0              0
Nicholas J. Spencer                   UK                0             0             0              0
Claudia Spiess                    Switzerland           0             0             0              0
Marc A. Spilker                                         0             0             0              0
Howard Q. Spooner                     UK                0             0             0              0
Joseph F. Squeri                                        0             0             0              0
Christoph W. Stanger                Austria             0             0             0              0
Daniel W. Stanton                                       0             0             0              0
Steven R. Starker                                       0             0             0              0
Keith G. Starkey                      UK                0             0             0              0
Esta E. Stecher                                         0             0             0              0
Cathrine Steck                                          0             0             0              0
Fredric E. Steck                                        0             0             0              0
Robert K. Steel                                         0             0             0              0
Jean-Michel Steg                    France              0             0             0              0
Joseph P. Stevens                                       0             0             0              0
Chase O. Stevenson                                      0             0             0              0
Richard J. Stingi                                       0             0             0              0
Raymond S. Stolz                                        0             0             0              0
Timothy T. Storey                   Canada              0             0             0              0
George C. Strachan                                      0             0             0              0
Raymond B. Strong, III                                  0             0             0              0
Steven H. Strongin                                      0             0             0              0
Nobumichi Sugiyama                   Japan              0             0             0              0
Christopher P. Sullivan           USA/Ireland           0             0             0              0
Patrick Sullivan                                        0             0             0              0
Johannes R. Sulzberger              Austria             0             0             0              0
Hsueh J. Sung                       Taiwan              0             0             0              0
Howard B. Surloff                                       0             0             0              0

---------------
(17)     Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Richard J. Sussman                                      0             0             0              0
Peter D. Sutherland S.C.            Ireland             0             0             0              0
Watanan Suthiwartnarueput          Thailand             0             0             0              0
Gary J. Sveva                                           0             0             0              0
Eric S. Swanson                                         0             0             0              0
Gene T. Sykes                                           0             0             0              0
Shahriar Tadjbakhsh                                     0             0             0              0
Kunio Tahara                         Japan              0             0             0              0
Ronald K. Tanemura                  UK/USA              0             0             0              0
Kui F. Tang                       China (PRC)           0             0             0              0
Caroline H. Taylor                    UK                0             0             0              0
Greg W. Tebbe                                           0             0             0              0
Roland W. Tegeder                   Germany             0             0             0              0
David H. Tenney                                         0             0             0              0
Mark R. Tercek                                          0             0             0              0
Donald F. Textor                                        0             0             0              0
John A. Thain                                           0             0             0              0
John L. Thornton                                        0             0             0              0
Stephen M. Thurer                                       0             0             0              0
Nicolas F. Tiffou                   France              0             0             0              0
Jason A. Tilroe                                         0             0             0              0
Daisuke Toki                         Japan              0             0             0              0
Peter K. Tomozawa                                       0             0             0              0
Massimo Tononi                       Italy              0             0             0              0
Brian J. Toolan                                         0             0             0              0
John R. Tormondsen                                      0             0             0              0
John L. Townsend III                                    0             0             0              0
Mark J. Tracey                        UK                0             0             0              0
Stephen S. Trevor                                       0             0             0              0
Byron D. Trott                                          0             0             0              0
Michael A. Troy                                         0             0             0              0
Daniel Truell                         UK                0             0             0              0
Donald J. Truesdale                                     0             0             0              0
Irene Y. Tse                       Hong Kong            0             0             0              0
Robert B. Tudor III                                     0             0             0              0
Thomas E. Tuft                                          0             0             0              0
John Tumilty                          UK                0             0             0              0
Barry S. Turkanis                                       0             0             0              0
Malcolm B. Turnbull                Australia            0             0             0              0
Christopher H. Turner                                   0             0             0              0
Gareth N. Turner                    Canada              0             0             0              0
Eiji Ueda                            Japan              0             0             0              0
Scott B. Ullem                                          0             0             0              0
Kaysie P. Uniacke                                       0             0             0              0
Can Uran                                                0             0             0              0
John E. Urban                                           0             0             0              0
Lucas van Praag                       UK                0             0             0              0
Hugo H. Van Vredenburch         The Netherlands         0             0             0              0
Frederick G. Van Zijl                                   0             0             0              0
Lee G. Vance                                            0             0             0              0

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Ashok Varadhan                                          0             0             0              0
Corrado P. Varoli                   Canada              0             0             0              0
John J. Vaske                                           0             0             0              0
Robin A. Vince                        UK                0             0             0              0
David A. Viniar                                         0             0             0              0
Andrea A. Vittorelli                 Italy              0             0             0              0
Barry S. Volpert                                       20             0            20              0
Casper W. Von Koskull               Finland             0             0             0              0
David H. Voon                                           0             0             0              0
Robert T. Wagner                                        0             0             0              0
John E. Waldron                                         0             0             0              0
George H. Walker IV                                     0            10(18)         0             10(18)
Joann B. Walker                                         0             0             0              0
Thomas B. Walker III                                    0             0             0              0
Robert P. Wall                                          0             0             0              0
Steven A. Wallace                     UK                0             0             0              0
Berent A. Wallendahl                Norway              0             0             0              0
David R. Walton                       UK                0             0             0              0
Hsueh-Ming Wang                                         0             0             0              0
Theodore T. Wang                  China (PRC)           0             0             0              0
Patrick J. Ward                                         0             0             0              0
Michael W. Warren                     UK                0             0             0              0
Haruko Watanuki                      Japan              0             0             0              0
Jerry T. Wattenberg                                     0             0             0              0
Mark K. Weeks                         UK                0             0             0              0
David M. Weil                                           0             0             0              0
Theodor Weimer                      Germany             0             0             0              0
John S. Weinberg                                        0             0             0              0
Peter A. Weinberg                                       0             0             0              0
Gregg S. Weinstein                                      0             0             0              0
Scott R. Weinstein                                      0             0             0              0
Mark S. Weiss                                           0             0             0              0
George W. Wellde, Jr.                                   0             0             0              0
Christopher S. Wendel                                   0             0             0              0
Martin M. Werner                    Mexico              0             0             0              0
Richard T. Wertz                                        0             0             0              0
Lance N. West                                           0             0             0              0
Matthew Westerman                     UK                0             0             0              0
Barbara A. White                                        0             0             0              0
Melanie J. White                      UK                0             0             0              0
William Wicker                                          0             0             0              0
A. Carver Wickman                                       0             0             0              0
Elisha Wiesel                                           0             0             0              0
C. Howard Wietschner                                    0             0             0              0
David D. Wildermuth                                     0             0             0              0
Edward R. Wilkinson                                    80             0             80             0
Kevin L. Willens                                        0             0             0              0
Susan A. Willetts                                       0             0             0              0

-------------
(18)     Shared with family members.

                                                     ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                    ITEM 6            SOLE         SHARED         SOLE          SHARED
                                 CITIZENSHIP         VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                (UNITED STATES      POWER OF      POWER OF      POWER OF       POWER OF
          ITEM 1               UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS        INDICATED)         SHARES        SHARES        SHARES         SHARES
--------------------------     ----------------     ---------     ---------    -----------    -----------
Anthony G. Williams                   UK                0             0             0              0
Christopher G. Williams               UK                0             0             0              0
Gary W. Williams                                        0             0             0              0
Meurig R. Williams                    UK                0             0             0              0
Todd A. Williams                                       90             0            90              0
John S. Willian                                         0             0             0              0
Kenneth W. Willman                                      0             0             0              0
Keith R. Wills                        UK                0             0             0              0
Andrew F. Wilson                  New Zealand           0             0             0              0
Kendrick R. Wilson III                                  0             0             0              0
Kurt D. Winkelmann                                      0             0             0              0
Jon Winkelried                                          0             0             0              0
Steven J. Wisch                                         0             0             0              0
Michael S. Wishart                                      0             0             0              0
Richard E. Witten                                       0             0             0              0
Alexander D. Wohl                                       0             0             0              0
William H. Wolf, Jr.                                    0             0             0              0
Melinda B. Wolfe                                        0             0             0              0
Tracy R. Wolstencroft                                   0             0             0              0
Jon A. Woodruf                                          0             0             0              0
Neil J. Wright                        UK                0             0             0              0
Denise A. Wyllie                      UK                0             0             0              0
Zi Wang Xu                       Canada/China           0             0             0              0
                                     (PRC)
Richard A. Yacenda                                      0             0             0              0
Tetsufumi Yamakawa                   Japan              0             0             0              0
Yasuyo Yamazaki                      Japan              0             0             0              0
Anne Yang                                               0             0             0              0
Danny O. Yee                                            0             0             0              0
Jaime E. Yordan                                         0             0             0              0
W. Thomas York, Jr.                                     0             0             0              0
Wassim G. Younan                    Lebanon             0             0             0              0
Paul M. Young                                           0             0             0              0
William J. Young                                        0             0             0              0
Sanaz Zaimi                           UK                0             0             0              0
Michael J. Zamkow                                       0            40(19)         0             40(18)
Paolo Zannoni                        Italy              0             0             0              0
Yoel Zaoui                          France              0             0             0              0
Gregory H. Zehner                                       0             0             0              0
Jide J. Zeitlin                                         0             0             0              0
Gregory Zenna                                           0             0             0              0
Yi Kevin Zhang                    China (PRC)           0             0             0              0
Joan H. Zief                                            0             0             0              0
John W. Ziegler                                         0             0             0              0
Joseph R. Zimmel                                        0             0             0              0
James P. Ziperski                                       0             0             0              0
Barry L. Zubrow                                         0             0             0              0
Mark A. Zurack                                          0             0             0              0

----------------
(19)     Shared with family members.

                                                           ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE            SHARED
                                       CITIZENSHIP         VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF         POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------   ----------------     ---------     ---------    -----------     ------------
Shares held by 78 private                   N/A               0         1,614,076         0           1,614,076
charitable foundations established
by 78 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations (20)

---------------------
20 Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.


                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED      UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES         SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
TRUSTS

2000 John A. Thain Grantor Retained
     Annuity Trust                                                  0            0              0              0
2001 John A. Thain Grantor Retained
     Annuity Trust                                                  0            0              0              0
2002 Avi M. Nash Grantor Retained
     Annuity Trust                                                  0            0              0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                                  0            0              0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                         0            0              0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                         0            0              0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                                  0            0              0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                                  0            0              0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                                  0            0              0              0
2003 Scott S. Prince Grantor Retained
     Annuity Trust                                                  0            0              0              0
2003 John A. Thain Grantor Retained
     Annuity Trust                                                  0            0              0              0
2003 Danny O. Yee Grantor Retained
     Annuity Trust                                                  0            0              0              0
The Abby Joseph Cohen 2000 Family
     Trust                                                          0            0              0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                        0            0              0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                       0            0              0              0
The Abby Joseph Cohen 2003 Annuity
     Trust I                                                        0            0              0              0
The Abby Joseph Cohen 2003 Annuity
     Trust II                                                       0            0              0              0
The Adina R. Lopatin 2000 Trust                                     0            0              0              0
The Alexander H. Witten 2000 Trust                                  0            0              0              0
The Alexander I. Berlinski 2000 Trust                               0            0              0              0
The Alexander Litzenberger Remainder
     Trust                                                          0            0              0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                         0            0              0              0


                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Amanda Liann Mead 2000 Trust                                    0            0              0              0
Anahue Trust (21)                               Jersey              0            0              0              0
Andrew L. Fippinger-Millennium Trust (22)                           0            0              0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                        0            0              0              0
The Andrew M. Alper 2002 Annuity
     Trust II                                                       0            0              0              0
The Andrew M. Alper 2003 Annuity
     Trust I                                                        0            0              0              0
The Andrew M. Alper 2003 Annuity
     Trust II                                                       0            0              0              0
The Andrew M. Gordon 2000 Family Trust                              0            0              0              0
The Anne R. Witten 2000 Trust                                       0            0              0              0
The Anne Sullivan Wellde 2000 Trust                                 0            0              0              0
The Anthony D. Lauto 2000 Family Trust                              0            0              0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                        0            0              0              0
The Anthony D. Lauto 2002 Annuity
     Trust II                                                       0            0              0              0
The Anthony D. Lauto 2003 Annuity
     Trust I                                                        0            0              0              0
The Anthony D. Lauto 2003 Annuity
     Trust II                                                       0            0              0              0
The Arthur J. Reimers, III Defective
     Trust 2000                              Connecticut            0            0              0              0
The Avi M. Nash 2000 Family Trust                                   0            0              0              0
The Bari Marissa Schwartz 2000 Trust                                0            0              0              0
Barry A. Kaplan 2000 Family Trust                                   0            0              0              0
Barry A. Kaplan 2002 GRAT                                           0            0              0              0
Barry A. Kaplan 2003 GRAT                                           0            0              0              0
The Barry L. Zubrow 2000 Family Trust                               0            0              0              0
The Barry L. Zubrow 2002
    Annuity Trust I                                                 0            0              0              0
Beller 2002 GRAT                                                    0            0              0              0
Beller 2002 GRAT                                                    0            0              0              0
Beller 2003 Family Trust                                            0            0              0              0

---------------------
(21)     Created by Andrew A. Chisholm.

(22)     Created by Ann F. Kaplan.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Beller/Moses Trust                                              0            0              0              0
The Benjamin H. Sherlund 2000 Trust                                 0            0              0              0
The Benjamin Kraus 2000 Trust                                       0            0              0              0
The Bradford C. Koenig 2001 Family
     Trust                                                          0            0              0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                        0            0              0              0
The Bradley Abelow Family 2000 Trust                                0            0              0              0
The Brian Patrick Minehan 2001 Trust (23)                           0            0              0              0
The Caceres Novogratz Family Trust                                  0            0              0              0
The Carlos A. Cordeiro Trust                                        0            0              0              0
The Charlotte Steel 2000 Trust                                      0            0              0              0
The Charlotte Textor 2000 Trust                                     0            0              0              0
The Christopher A. Cole 2000 Family
     Trust                                                          0            0              0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                        0            0              0              0
The Christopher A. Cole 2002 Annuity
     Trust II                                                       0            0              0              0
The Christopher A. Cole 2003 Annuity
     Trust I                                                        0            0              0              0
The Christopher A. Cole 2003 Annuity
     Trust II                                                       0            0              0              0
The Christopher K. Norton 2000 Family
     Trust                                                          0            0              0              0
The Christopher Palmisano Remainder
     Trust (24)                                                     0            0              0              0
The Christopher Ryan Tortora 2000
     Trust                                                          0            0              0              0
The Cody J Smith 2000 Family Trust                                  0            0              0              0
The Cody J Smith 2002 Annuity Trust I                               0            0              0              0
The Cody J Smith 2002 Annuity Trust II                              0            0              0              0
The Connie K. Duckworth 2000 Family
     Trust                                                          0            0              0              0
Dangui Trust (25)                                                   0            0              0              0
The Daniel Alexander Schwartz 2000
     Trust                                                          0            0              0              0

---------------------------
(23)     Created by E. Gerald Corrigan.

(24)     Created by Robert H. Litzenberger.

(25)     Created by Emmanuel Roman.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Daniel M. Neidich 2002 Annuity
     Trust I                                                        0            0              0              0
The Daniel M. Neidich 2002 Annuity
     Trust II                                                       0            0              0              0
The Daniel M. Neidich 2003 Annuity
     Trust I                                                        0            0              0              0
The Daniel M. Neidich 2003 Annuity
     Trust II                                                       0            0              0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                        0            0              0              0
The Daniel W. Stanton 2002 Annuity
     Trust II                                                       0            0              0              0
The Daniel W. Stanton II 2000 Trust                                 0            0              0              0
The Danny O. Yee Trust                                              0            0              0              0
The David B. Ford 2002 Annuity Trust
     dtd as of 6/26/2002                     Pennsylvania           0            0              0              0
The David B. Ford 2003 Annuity Trust
     dtd as of 6/26/2003                     Pennsylvania           0            0              0              0
The David B. Heller 2000 Family Trust                               0            0              0              0
The David G. Lambert 2000 Family Trust                              0            0              0              0
The David G. Lambert 2002 Annuity
     Trust I                                                        0            0              0              0
The David G. Lambert 2002 Annuity
    Trust II                                                        0            0              0              0
The David L. Henle 2000 Family Trust                                0            0              0              0
The David L. Henle 2002 Annuity Trust
     I                                                              0            0              0              0
The David L. Henle 2002 Annuity Trust
     II                                                             0            0              0              0
The David L. Henle 2003 Annuity Trust
     I                                                              0            0              0              0
The David L. Henle 2003 Annuity Trust
     II                                                             0            0              0              0
The David M. Baum Family 2000 Trust           New Jersey            0            0              0              0
The David Viniar 2002 Annuity Trust I                               0            0              0              0
The David Viniar 2002 Annuity Trust II                              0            0              0              0
The David Viniar 2003 Annuity Trust I                               0            0              0              0
The David Viniar 2003 Annuity Trust II                              0            0              0              0
The David W. Blood 2002 Annuity Trust
     I                                                              0            0              0              0

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The David W. Blood 2002 Annuity Trust
     II                                                             0            0              0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                        0            0              0              0
The Donald F. Textor 2002 Annuity
     Trust II                                                       0            0              0              0
The Donald F. Textor 2003 Annuity
     Trust I                                                        0            0              0              0
The Donald F. Textor 2003 Annuity
     Trust II                                                       0            0              0              0
The Douglas W. Kimmelman Trust                                      0            0              0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                        0            0              0              0
The E. Gerald Corrigan 2003 Annuity
     Trust I                                                        0            0              0              0
The Eaddy Adele Kiernan 2000 Trust                                  0            0              0              0
The Edward C. Forst 2000 Family Trust                               0            0              0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                        0            0              0              0
The Edward C. Forst 2002 Annuity
     Trust II                                                       0            0              0              0
The Edward Scott Mead 2001 Annuity
     Trust I                                                        0            0              0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                        0            0              0              0
The Edward Scott Mead 2002 Annuity
     Trust II                                                       0            0              0              0
The Edward Scott Mead 2003 Annuity
     Trust I                                                        0            0              0              0
The Edward Scott Mead 2003 Annuity
     Trust II                                                       0            0              0              0
Eff Warren Martin 2000 Children's
     Trust                                    California            0            0              0              0
The Elizabeth Anne Corrigan 2000 Trust                              0            0              0              0
The Elizabeth H. Coulson 2000 Trust                                 0            0              0              0
The Elizabeth L. Heller 2000 Trust                                  0            0              0              0
The Elizabeth Lin Mead 2000 Trust                                   0            0              0              0
The Elizabeth M. Stanton 2000 Trust                                 0            0              0              0
The Elizabeth Steel 2000 Trust                                      0            0              0              0
The Ellie Dorit Neustein 2000 Trust                                 0            0              0              0
The Emily Austen Katz 2000 Trust                                    0            0              0              0
The Emily Stecher 2000 Trust                                        0            0              0              0

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Emma M.L. Mead 2000 Trust                                       0            0              0              0
The Eric Fithian 2000 Trust (26)                                    0            0              0              0
The Erin Marie Tormondsen 2000 Trust                                0            0              0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                        0            0              0              0
The Esta Eiger Stecher 2002 Annuity
     Trust II                                                       0            0              0              0
The Esta Eiger Stecher 2003 Annuity
     Trust I                                                        0            0              0              0
The Esta Eiger Stecher 2003 Annuity
     Trust II                                                       0            0              0              0
The Evans Trust (27)                                                0            0              0              0
The Francis J. Ingrassia 2000 Family
     Trust                                                          0            0              0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                        0            0              0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                       0            0              0              0
The Frank L. Coulson III 2000 Trust                                 0            0              0              0
The Fredric E. Steck 2000 Family Trust                              0            0              0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                        0            0              0              0
The Fredric E. Steck 2002 Annuity
     Trust II                                                       0            0              0              0
The Fredric E. Steck 2003 Annuity
     Trust I                                                        0            0              0              0
The Fredric E. Steck 2003 Annuity
     Trust II                                                       0            0              0              0
Gary D. Cohn 2000 Family Trust                                      0            0              0              0
The Gary W. Williams 2001 Trust                                     0            0              0              0
The Gene Tiger Sykes 2001 Family Trust                              0            0              0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                        0            0              0              0
The Gene Tiger Sykes 2002 Annuity
     Trust II                                                       0            0              0              0
The Gene Tiger Sykes 2003 Annuity
     Trust I                                                        0            0              0              0
The Gene Tiger Sykes 2003 Annuity
     Trust II                                                       0            0              0              0
The Geoffrey T. Grant 2000 Family
     Trust                                                          0            0              0              0
The George H. Walker 2000 Family Trust                              0            0              0              0

-------------------
(26)     Created by David A. Viniar.

(27)     Created by W. Mark Evans.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The George H. Walker 2002 Annuity
     Trust I                                                        0            0              0              0
The George H. Walker 2002 Annuity
     Trust II                                                       0            0              0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                                0            0              0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                               0            0              0              0
The George William Wellde III 2000
     Trust                                                          0            0              0              0
Ghez 2000 GRAT                                                      0            0              0              0
Ghez 2000 Non-GST-Exempt Trust                                      0            0              0              0
The Girish V. Reddy 2001 Trust                                      0            0              0              0
The Girish V. Reddy Trust                                           0            0              0              0
The Goldenberg 2000 Family Trust                                    0            0              0              0
The Greg M. Ostroff 2000 Family Trust                               0            0              0              0
The Gregory D. Cohen 2000 Trust                                     0            0              0              0
The Gregory H. Zehner 2000 Family
     Trust                                                          0            0              0              0
The Gregory K. Palm 2000 Family Trust                               0            0              0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                        0            0              0              0
The Gregory K. Palm 2002 Annuity
     Trust II                                                       0            0              0              0
The Gregory K. Palm 2003 Annuity
     Trust I                                                        0            0              0              0
The Gregory K. Palm 2003 Annuity
     Trust II                                                       0            0              0              0
The Guapulo Trust (28)                          Jersey              0            0              0              0
The Howard A. Silverstein 2000 Family
     Trust                                                          0            0              0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                                0            0              0              0
The Howard A. Silverstein 2002
     Annuity Trust II                                               0            0              0              0
The Howard A. Silverstein 2003
     Annuity Trust I                                                0            0              0              0
The Howard A. Silverstein 2003
     Annuity Trust II                                               0            0              0              0
The Isabelle M.L. Mead 2000 Trust                                   0            0              0              0
The J. David Rogers 2002 Annuity
     Trust I                                                        0            0              0              0

------------------
(28)     Created by Erland S. Karlsson.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The J. David Rogers 2002 Annuity
     Trust II                                                       0            0              0              0
The J. David Rogers 2003 Annuity
     Trust I                                                        0            0              0              0
The J. David Rogers 2003 Annuity
     Trust II                                                       0            0              0              0
The James Alexander Mead 2000 Trust                                 0            0              0              0
The James M. Sheridan Shares Trust                                  0            0              0              0
The James M. Sheridan Trust                                         0            0              0              0
The James Nicholas Katz 2000 Trust                                  0            0              0              0
James P. Riley, Jr. 2000 Family Trust                               0            0              0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                      0            0              0              0
The Jason Kraus 2000 Trust                        UK                0            0              0              0
The Jason William Tortora 2000 Trust                                0            0              0              0
The Jeffrey D. Witten 2000 Trust                                    0            0              0              0
The Jennifer Lauren Alper 2000 Trust                                0            0              0              0
JG 2000 Trust (29)                                                  0            0              0              0
JG 2000 Trust (continuing trust)(29)                                0            0              0              0
JG 2002 GRAT (29)                                                   0            0              0              0
JG 2003 GRAT (29)                                                   0            0              0              0
JG 2003 Family Trust (29)                                           0            0              0              0
The John A. Thain Trust                                             0            0              0              0
The John J. Powers 2000 Family Trust                                0            0              0              0
The John O. Downing 2000 Family Trust                               0            0              0              0
The John O. Downing 2002 Annuity
     Trust I                                                        0            0              0              0
The John O. Downing 2002 Annuity
     Trust II                                                       0            0              0              0
The John O. Downing 2003 Annuity
     Trust I                                                        0            0              0              0
The John P. Curtin, Jr. 2000 Family
     Trust                                                          0            0              0              0
The John P. Curtin, Jr. 2001 Annuity
     Trust I                                                        0            0              0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                        0            0              0              0
The John R. Tormondsen 2002 Annuity
     Trust II                                                       0            0              0              0

------------------
(29)     Created by Jacob D. Goldfield.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The John R. Tormondsen 2003 Annuity
     Trust I                                                        0            0              0              0
The John R. Tormondsen 2003 Annuity
     Trust II                                                       0            0              0              0
The John R. Tormondsen, Jr. 2000 Trust                              0            0              0              0
The John S. Weinberg 2000 Family Trust                              0            0              0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                        0            0              0              0
The John S. Weinberg 2002 Annuity
     Trust II                                                       0            0              0              0
The John S. Weinberg 2003 Annuity
     Trust I                                                        0            0              0              0
The John S. Weinberg 2003 Annuity
     Trust II                                                       0            0              0              0
The Jonathan G. Neidich 2000 Trust                                  0            0              0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                        0            0              0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust I                                                        0            0              0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                       0            0              0              0
The Jordan Viniar 2000 Trust                                        0            0              0              0
The Joseph Della Rosa 2000 Family
    Trust                                                           0            0              0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                        0            0              0              0
The Joseph Della Rosa 2002 Annuity
     Trust II                                                       0            0              0              0
The Joseph H. Gleberman 2000 Family
     Trust                                                          0            0              0              0
The Joseph H. Gleberman 2002 Annuity
     Trust I                                                        0            0              0              0
The Karen Barlow Corrigan 2000 Trust                                0            0              0              0
The Karen Rebecca Alper 2000 Trust                                  0            0              0              0
The Karsten Moller & Barbara
     Kahn-Moller Trust                          Jersey              0            0              0              0
The Katherine A. M. Stanton 2000 Trust                              0            0              0              0
The Katheryn C. Coulson 2000 Trust                                  0            0              0              0
The Kathryn Margaret Wellde 2000 Trust                              0            0              0              0
The Kelsey Fithian 2000 Trust(30)                                   0            0              0              0

--------------------
(30)     Created by David A. Viniar.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Kenneth Litzenberger Remainder
     Trust                                                          0            0              0              0
The Kevin W. Kennedy 2000 Family Trust                              0            0              0              0
The Kevin W. Kennedy 2001 Siblings
     Trust                                                          0            0              0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                        0            0              0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                       0            0              0              0
The Kevin W. Kennedy 2002 Annuity
     Trust III                                                      0            0              0              0
The Kevin W. Kennedy 2003 Annuity
     Trust I                                                        0            0              0              0
The Kevin W. Kennedy 2003 Annuity
     Trust II                                                       0            0              0              0
The Kevin W. Kennedy 2003 Annuity
     Trust III                                                      0            0              0              0
The Kimberly Lynn Macaione 2000
     Trust (31)                                                     0            0              0              0
The Kimberly R. Textor 2000 Trust                                   0            0              0              0
The Kipp M. Nelson Trust                                            0            0              0              0
The Kuala Trust (32)                            Jersey              0            0              0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                      0            0              0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                          0            0              0              0
Lawrence R. Buchalter 2002 Annuity
     Trust I                                                        0            0              0              0
The Lawrence R. Buchalter 2002
     Annuity Trust II                                               0            0              0              0
The Lee G. Vance 2000 Family Trust                                  0            0              0              0
The Lee G. Vance 2002 Annuity Trust I                               0            0              0              0
The Leslie C. Sillcox 2003 Annuity
     Trust I                                                        0            0              0              0
The Leslie C. Sillcox 2003 Annuity
     Trust II                                                       0            0              0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                        0            0              0              0
The Leslie C. Tortora 2002 Annuity
     Trust II                                                       0            0              0              0
Lloyd C. Blankfein 2000 Family Trust                                0            0              0              0

-------------------
(31)     Created by Frank L. Coulson, Jr.

(32)     Created by Sylvain M. Hefes.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Lloyd C. Blankfein 2002 Annuity
     Trust I                                                        0            0              0              0
The Louise Rice Townsend 2000 Trust                                 0            0              0              0
M. Roch Hillenbrand Trust f/b/o C.
     Justin Hillenbrand                       New Jersey            0            0              0              0
M. Roch Hillenbrand Trust f/b/o Molly
     D. Hillenbrand                           New Jersey            0            0              0              0
The Mallory G. Neidich 2000 Trust                                   0            0              0              0
The Marc A. Spilker 2000 Family Trust                               0            0              0              0
The Mark A. Zurack 2000 Family Trust                                0            0              0              0
The Mark A. Zurack 2000 Issue Trust                                 0            0              0              0
The Mark A. Zurack 2002 Annuity Trust
     I                                                              0            0              0              0
The Mark A. Zurack 2002 Annuity Trust
     II                                                             0            0              0              0
The Mark A. Zurack 2003 Annuity Trust
     I                                                              0            0              0              0
Mark Dehnert Living Trust                      Illinois             0            0              0              0
The Mark Tercek 2000 Family Trust                                   0            0              0              0
The Mark Tercek 2002 Annuity Trust I                                0            0              0              0
The Mark Tercek 2002 Annuity Trust II                               0            0              0              0
The Mark Tercek 2003 Annuity Trust I                                0            0              0              0
Marks 2000 (continuing trust)                                       0            0              0              0
The Mary Agnes Reilly Kiernan 2000
     Trust                                                          0            0              0              0
The Mary Ann Casati Trust                                           0            0              0              0
The Matthew D. Rogers 2000 Trust                                    0            0              0              0
The Maya Bettina Linden 2000 Trust                                  0            0              0              0
Melissa Jane Minehan 2001 Trust (33)                                0            0              0              0
The Merritt Moore Townsend 2000 Trust                               0            0              0              0
The Mesdag Family Trust                        Delaware             0            0              0              0
The Michael A. Price 2000 Family Trust                              0            0              0              0
The Michael D. Ryan 2000 Family Trust                               0            0              0              0

------------------
(33)     Created by E. Gerald Corrigan.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Michael D. Ryan 2002 Annuity
     Trust II                                                       0            0              0              0
The Michael D. Ryan 2003 Annuity
     Trust I                                                        0            0              0              0
The Michael J. Zamkow 2000 Family
     Trust                                                          0            0              0              0
The Michael J. Zamkow 2001 Trust                                    0            0              0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                        0            0              0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                        0            0              0              0
The Michael Stecher 2000 Trust                                      0            0              0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                        0            0              0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                        0            0              0              0
The Milton R. Berlinski 2003 Annuity
     Trust I                                                        0            0              0              0
The Milton R. Berlinski 2003 Annuity
     Trust II                                                       0            0              0              0
The Milton R. and Jena M. Berlinski
     2003 Life Insurance Trust                                      0            0              0              0
The Mossavar-Rahmani 2000 Family Trust                              0            0              0              0
Murphy 2000 (continuing trust)(34)                                  0            0              0              0
Murphy 2002 GRAT(34)                                                0            0              0              0
The Natalie Cailyn Rogers 2000 Trust                                0            0              0              0
The Nicole Schiller 2000 Trust                                      0            0              0              0
The Patrick J. Ward 2001 Trust                                      0            0              0              0
The Peter C. Gerhard 2000 Family Trust                              0            0              0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                        0            0              0              0
The Peter C. Gerhard 2002 Annuity
     Trust II                                                       0            0              0              0
The Peter C. Gerhard 2003 Annuity
     Trust I                                                        0            0              0              0
The Peter C. Gerhard 2003 Annuity
     Trust II                                                       0            0              0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                                0            0              0              0
The Peter D. Kiernan, III 2002
     Annuity Trust II                                               0            0              0              0
The Peter Kiernan IV 2000 Trust                                     0            0              0              0

---------------------
(34)     Created by Thomas S. Murphy, Jr.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Peter S. Kraus 2002 Annuity Trust
     I                                                              0            0              0              0
The Peter S. Kraus 2002 Annuity Trust
    II                                                              0            0              0              0
The Peter S. Kraus 2003 Annuity Trust
     I                                                              0            0              0              0
The Peter S. Kraus 2003 Annuity Trust
    II                                                              0            0              0              0
The Philip D. Murphy 2000 Family Trust                              0            0              0              0
The Philip D. Murphy 2002 Annuity
     Trust I                                                        0            0              0              0
The Philip D. and Tammy S. Murphy
     2002 Life Insurance Trust                                      0            0              0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                        0            0              0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                       0            0              0              0
The Philip Darivoff 2002 Family Trust                               0            0              0              0
The Rachel M. Darivoff 2000 Trust                                   0            0              0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                          0            0              0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                        0            0              0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust II                                                       0            0              0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust I                                                        0            0              0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust II                                                       0            0              0              0
Randal M. Fippinger-Millennium Trust(35)                            0            0              0              0
The Randolph L. Cowen 2000 Family
     Trust                                                          0            0              0              0
Rayas Trust(36)                                 Jersey              0            0              0              0
The Rebecca Viniar 2000 Trust                                       0            0              0              0
The Richard A. Friedman 2002 Annuity
     Trust I                                                        0            0              0              0
The Richard A. Friedman 2000 Family
     Trust                                                          0            0              0              0
The Richard A. Sapp 2000 Family Trust                               0            0              0              0
The Richard A. Sapp 2002 Annuity
     Trust I                                                        0            0              0              0

--------------------
(35)     Created by Ann F. Kaplan.

(36)     Created by Emmanuel Roman.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Richard A. Sapp 2003 Annuity
     Trust I                                                        0            0              0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                        0            0              0              0
The Richard E. Witten 2002 Annuity
     Trust II                                                       0            0              0              0
The Richard E. Witten 2003 Annuity
     Trust I                                                        0            0              0              0
The Richard E. Witten 2003 Annuity
     Trust II                                                       0            0              0              0
The Richard G. Sherlund 2002 Annuity
     Trust I                                                        0            0              0              0
Robert A. Fippinger, Jr. Millennium
    Trust(37)                                                       0            0              0              0
The Robert B. Litterman 2000 Family
    Trust                                                           0            0              0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                        0            0              0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                        0            0              0              0
The Robert B. Morris III 2000 Family
     Trust                                                          0            0              0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                        0            0              0              0
The Robert B. Morris III 2002 Annuity
     Trust II                                                       0            0              0              0
The Robert B. Morris III 2003 Annuity
     Trust I                                                        0            0              0              0
The Robert B. Morris III 2003 Annuity
     Trust II                                                       0            0              0              0
The Robert J. Hurst 2000 Family Trust                               0            0              0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                        0            0              0              0
The Robert J. Hurst 2002 Annuity
     Trust II                                                       0            0              0              0
The Robert J. Hurst 2003 Annuity
     Trust I                                                        0            0              0              0
The Robert J. Hurst 2003 Annuity
     Trust II                                                       0            0              0              0
The Robert J. Katz 2002 Annuity Trust
     I                                                              0            0              0              0
The Robert J. Katz 2002 Annuity Trust
     II                                                             0            0              0              0
The Robert J. Katz 2003 Annuity Trust
     I                                                              0            0              0              0
The Robert J. Katz 2003 Annuity Trust
     II                                                             0            0              0              0

--------------------
(37)     Created by Ann F. Kaplan.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Robert J. O'Shea 2000 Family Trust                              0            0              0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                        0            0              0              0
The Robert J. O'Shea 2002 Annuity
     Trust II                                                       0            0              0              0
The Robert J. O'Shea 2003 Annuity
     Trust I                                                        0            0              0              0
The Robert J. O'Shea 2003 Annuity
     Trust II                                                       0            0              0              0
The Robert J. Pace 2000 Family Trust                                0            0              0              0
The Robert J. Pace 2002 Annuity Trust
     I                                                              0            0              0              0
The Robert J. Pace 2003 Annuity Trust
     I                                                              0            0              0              0
The Robert J. Pace 2003 Annuity Trust
     II                                                             0            0              0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                        0            0              0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                       0            0              0              0
The Robert K. Steel 2003 Annuity
     Trust I                                                        0            0              0              0
The Robert K. Steel 2003 Annuity
     Trust II                                                       0            0              0              0
Robin Neustein 2002 Annuity Trust                                   0            0              0              0
Robin Neustein 2003 Annuity Trust                                   0            0              0              0
The Samantha Schiller 2000 Trust                                    0            0              0              0
The Sarah B. Lopatin 2000 Trust                                     0            0              0              0
The Sarah Delacy Kiernan 2000 Trust                                 0            0              0              0
The Sarah M. Darivoff 2000 Trust                                    0            0              0              0
The Sarah Rose Berlinski 2000 Trust                                 0            0              0              0
The Scott B. Kapnick 2000 Family Trust                              0            0              0              0
The Scott B. Kapnick 2002 Annuity
     Trust I                                                        0            0              0              0
The Scott B. Kapnick 2003 Annuity
     Trust I                                                        0            0              0              0
Scott M. Pinkus 2000 Family Trust             New Jersey            0            0              0              0
The Scott S. Prince Trust                                           0            0              0              0
The Sharmin Mossavar-Rahmani 2002
     Annuity Trust I                                                0            0              0              0
The Sharmin Mossavar-Rahmani 2003
     Annuity Trust I                                                0            0              0              0

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Stephen M. Neidich 2000 Trust                                   0            0              0              0
The Steven J. Wisch 2001 Family Trust                               0            0              0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                        0            0              0              0
The Steven J. Wisch 2003 Annuity
     Trust I                                                        0            0              0              0
The Steven M. Heller, Jr. 2000 Trust                                0            0              0              0
The Steven Starker 2001 Family Trust                                0            0              0              0
The Steven Starker 2002 Grantor
     Retained Annuity Trust                                         0            0              0              0
The Steven T. Mnuchin 2000 Family
     Trust                                                          0            0              0              0
The Steven T. Mnuchin 2002 Annuity
     Trust I                                                        0            0              0              0
The Steven T. Mnuchin 2003 Annuity
     Trust I                                                        0            0              0              0
The Steven T. Mnuchin 2003 Annuity
     Trust II                                                       0            0              0              0
The Stuart Mark Rothenberg 2000
     Family Trust                                                   0            0              0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                                0            0              0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust II                                               0            0              0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust I                                                0            0              0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust II                                               0            0              0              0
The Suzanne E. Cohen 2000 Trust                                     0            0              0              0
The Terence M. O' Toole 2000 Family
     Trust                                                          0            0              0              0
The Terence M. O' Toole 2002 Annuity
     Trust I                                                        0            0              0              0
The Tess Augusta Linden 2000 Trust                                  0            0              0              0
The Thomas J. Healey 2001 Annuity
     Trust                                    New Jersey            0            0              0              0
The Thomas J. Healey 2002 Annuity
     Trust                                                          0            0              0              0
The Thomas J. Healey 2003 Annuity
     Trust                                    New Jersey            0            0              0              0
The Thomas J. Healey 2003 Annuity
     Trust II                                 New Jersey            0            0              0              0
The Thomas K. Montag 2000 Family Trust                              0            0              0              0

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
The Tracy Richard Wolstencroft 2000
     Family Trust                                                   0            0              0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                                 0            0              0              0
The Tracy Richard Wolstencroft 2003
    Annuity Trust I                                                 0            0              0              0
Trust for the benefit of David Ford,
     Jr. under Indenture of Trust B of
     David B. Ford dated 6/16/00             Pennsylvania           0            0              0              0
Trust for the benefit of Jamie Ford
     under Indenture of Trust B of
     David B. Ford dated as of 6/16/00       Pennsylvania           0            0              0              0
Trust for the benefit of Megan H.
     Hagerty u/a DTD 3/26/01(38)              New Jersey            0            0              0              0
Trust f/b/o Megan H. Hagerty u/a/d
     June 5, 2002(38)                                               0            0              0              0
Trust f/b/o Megan H. Hagerty u/a/d
     March 26, 2003(38)                       New Jersey            0            0              0              0
Trust f/b/o Megan H. Hagerty u/a/d
     June 13, 2003(38)                        New Jersey
Trust for the benefit of Thomas
     Jeremiah Healey u/a DTD 3/26/01          New Jersey            0            0              0              0
Trust f/b/o Thomas Jeremiah Healey
     u/a/d June 5, 2002                                             0            0              0              0
Trust f/b/o Thomas Jeremiah Healey
     u/a/d March 26, 2003                     New Jersey            0            0              0              0
Trust f/b/o Thomas Jeremiah Healey
     u/a/d June 13, 2003                      New Jersey            0            0              0              0
The Unicorn Trust(39)                             UK                0            0              0              0
Vyrona Trust(40)                                Jersey              0            0              0              0
The William C. Sherlund 2000 Trust                                  0            0              0              0
The William Keith Litzenberger
     Remainder Trust                                                0            0              0              0
Zachariah Cobrinik 2001 Family Trust                                0            0              0              0
The Zachariah Cobrinik Family 2000
     Trust                                                          0            0              0              0
Zachariah Cobrinik 2002 Annuity Trust                               0            0              0              0
Zachariah Cobrinik 2003 Annuity Trust                               0            0              0              0

----------------------
(38)     Created by Thomas J. Healey.

(39)     Created by Wiet H.M. Pot.

(40)     Created by Sylvain M. Hefes.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
PARTNERSHIPS

ALS Investment Partners, L.P.(41)              Delaware             0            0              0              0
Beech Associates, L.P.(42)                     Delaware             0            0              0              0
Crestley, L.P.(43)                             Delaware             0            0              0              0
Greenley Partners, L.P.(44)                    Delaware             0            0              0              0
HEMPA Limited Partnership(45)                  Delaware             0            0              0              0
JSS Investment Partners, L.P.(46)              Delaware             0            0              0              0
The Litzenberger Family Limited
     Partnership                               Delaware             0            0              0              0
Mesdag Family Limited Partnership              Delaware             0            0              0              0
Mijen Family Partnership(47)                   Illinois             0            0              0              0
Opatrny Investment Partners, L.P.              Delaware             0            0              0              0
Quail Brook GS Partners, L.P.(48)              Delaware             0            0              0              0
Rantz GS Investment Partners, L.P.             Delaware             0            0              0              0
Savitz Investment Partners, L.P.(49)           Delaware             0            0              0              0
Stone Gate GS Partners, L.P.(50)               Delaware             0            0              0              0
Trott GS Investment Partners, L.P.             Delaware             0            0              0              0
Tuft GS Investment Partners, L.P.              Delaware             0            0              0              0
Ward Investment Partners, L.P.                 Delaware             0            0              0              0
Windy Hill Investment Company II,
     L.P.(51)                                  Delaware             0            0              0              0
Winkelried Investment Partners, L.P.           Delaware             0            0              0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                    Delaware             0            0              0              0
The Lawrence Cohen Family LLC                  Delaware             0            0              0              0
The Rebecca Amitai Family LLC                  Delaware             0            0              0              0
The Steven Starker Family LLC                  Delaware             0            0              0              0

CORPORATIONS

Anahue Limited(52)                              Jersey              0            0              0              0

----------------------
(41)     Created by Charles B. Seelig, Jr.

(42)     Created by David B. Ford.

(43)     Created by Thomas J. Healey.

(44)     Created by Jaime E. Yordan.

(45)     Created by Henry M. Paulson, Jr.

(46)     Created by Jonathan S. Savitz.

(47)     Created by Peter Layton.

(48)     Created by Barry L. Zubrow.

(49)     Created by Peter Savitz.

(50)     Created by Connie K. Duckworth.

(51)     Created by Joseph D. Gutman.

(52)     Created by Andrew A. Chisholm.

                                                ITEM 6           ITEM 7       ITEM 8          ITEM 9        ITEM 10
                                               PLACE OF           SOLE        SHARED           SOLE          SHARED
                                             ORGANIZATION        VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK         POWER OF     POWER OF        POWER OF       POWER OF
                ITEM 1                     UNLESS OTHERWISE     UNCOVERED    UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES          SHARES         SHARES
--------------------------------------     ----------------     ---------    ---------     -----------    -----------
Chambolle Limited(53)                           Jersey              0            0              0              0
Guapulo Holdings Ltd(54)                        Jersey              0            0              0              0
HJS2 Limited(55)                            Cayman Islands          0            0              0              0
Majix Limited(56)                               Jersey              0            0              0              0
Melalula Limited(57)                            Jersey              0            0              0              0
RJG Holding Company(58)                     Cayman Islands          0            0              0              0
Robinelli Limited(59)                           Jersey              0            0              0              0
Vyrona Holdings Limited(60)                     Jersey              0            0              0              0
Zurrah Limited(61)                              Jersey              0            0              0              0

----------------------
(53)     Created by Emmanuel Roman.

(54)     Created by Erland S. Karlsson.

(55)     Created by Hsueh J. Sung.

(56)     Created by Alok Oberoi.

(57)     Created by Peter D. Sutherland.

(58)     Created by Richard J. Gnodde.

(59)     Created by Claudio Costamagna.

(60)     Created by Sylvain M. Hefes.

(61)     Created by Yoel Zaoui.

         This Amendment No. 44 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 44 is being filed primarily because, commencing on or around September 24, 2003, certain Covered Persons (as defined in Item 2 below) will be permitted to sell shares of Common Stock (as defined in Item 1 below) through the Channel A and Channel B Sales Programs (as defined in Item 4 below).

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2.  IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the

Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4.  PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs previously occurred from June 26, 2003 to July 25, 2003, with an aggregate of 9,019,458 Covered Shares having been sold. See Annex E for sales since the last amendment to this Schedule 13D. On September 12, 2003, GS Inc. notified eligible Covered Persons that additional sales under the Channel A and Channel B Sales Programs will be permitted commencing on or around September 24, 2003 and terminating on or around October 24, 2003. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 16,614,148 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program may effect their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 23,112,831 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member

Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 647,042 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 1,956,198 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4, in each case commencing on or around September 24, 2003 and terminating on or around October 24, 2003. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,711,286 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,965,000 Covered Shares with strike prices ranging from $70 to $100 and maturity dates ranging from September 20, 2003 to

January 21, 2006. None of these Covered Persons is employed by Goldman Sachs. An Individual Covered Person not employed by Goldman Sachs has written an American-style put option on 5,000 Covered Shares with a strike price of $75 and a maturity date of January 17, 2004.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On June 3, 2003, this Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 56,500 Uncovered Shares with strike prices ranging from $80 to $95 and maturity dates ranging from September 20, 2003 to October 18, 2003.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                                        Description
-------                    -----------------------------------------------------
  A.                       Shareholders' Agreement, dated as of May 7, 1999
                           (incorporated by reference to Exhibit A to the
                           Schedule 13D filed May 17, 1999 (File No. 005-56295)
                           (the "Initial Schedule 13D")).

  B.                       Form of Agreement Relating to Noncompetition and
                           Other Covenants (incorporated by reference to Exhibit
                           10.20 to the registration statement on Form S-1 (File
                           No. 333-74449) filed by The Goldman Sachs Group,
                           Inc.).

  C.                       Form of Pledge Agreement (the "IPO Pledge Agreement")
                           (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                           333-74449) filed by The Goldman Sachs Group, Inc.).

  D.                       Form of Amendment No. 1 to the IPO Pledge Agreement
                           (filed as Exhibit E), dated July 10, 2000
                           (incorporated by reference to Exhibit F to Amendment
                           No. 4 to the Initial Schedule 13D, filed July 11,
                           2000 (File No. 005-56295)).

  E.                       Registration Rights Instrument, dated as of December
                           10, 1999 (incorporated by reference to Exhibit G to
                           Amendment No. 1 to the Initial Schedule 13D, filed
                           December 17, 1999 (File No. 005-56295)).

  F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule
                           13D, filed December 17, 1999 (File No. 005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                           Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial
                           Schedule 13D, filed June 21, 2000 (File No.
                           005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                           Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                           005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed
                           June 30, 2000 (File No. 005-56295)).

  J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                           13D, filed June 30, 2000 (File No. 005-56295)).

  K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit
                           M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.                       Form of Guarantee and Pledge Agreement for non-U.S.
                           corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed
                           June 30, 2000 (File No. 005-56295)).

  M.                       Form of Pledge Agreement for shareholders of non-U.S.
                           corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed
                           June 30, 2000 (File No. 005-56295)).

Exhibit                                        Description
-------                    -----------------------------------------------------
  N.                       Form of Pledge Agreement for shareholders of non-U.S.
                           corporations (Jersey version) (incorporated by
                           reference to Exhibit P to Amendment No. 3 to the
                           Initial Schedule 13D, filed June 30, 2000 (File No.
                           005-56295)).

  O.                       Form of Counterpart to Shareholders' Agreement for
                           Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                           Schedule 13D, filed August 2, 2000 (File No.
                           005-56295)).

  P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule
                           13D, filed August 2, 2000 (File No. 005-56295)).

  Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule
                           13D, filed March 29, 2001 (File No. 005-56295)).

  R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                           Covered Person (incorporated by reference to Exhibit
                           Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  S.                       Form of Pledge Agreement, dated as of October 31,
                           2000, between GS Inc. and each SLK Covered Person
                           (incorporated by reference to Exhibit Z to Amendment
                           No. 10 to the Initial Schedule 13D, filed November 3,
                           2000 (File No. 005-56295)).

  T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                           Schedule 13D, filed January 23, 2001 (File No.
                           005-56295)).

  U.                       Form of Member Agreement, dated as of January 26,
                           2001, between GS Inc. and each Jacobson Covered
                           Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
                           March 28, 2001 (File No. 005-56295)).

  V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
                           (incorporated by reference to Exhibit CC to Amendment
                           No. 14 to the Initial Schedule 13D, filed March 28,
                           2001 (File No. 005-56295)).

  W.                       Form of Guarantee and Pledge Agreement for trusts
                           (incorporated by reference to Exhibit DD to Amendment
                           No. 19 to the Initial Schedule 13D, filed October 30,
                           2001 (File No. 005-56295)).

  X.                       Form of Pledge Agreement for beneficiaries of trusts
                           (incorporated by reference to Exhibit EE to Amendment
                           No. 19 to the Initial Schedule 13D, filed October 30,
                           2001 (File No. 005-56295)).

  Y.                       Form of Guarantee and Pledge Agreement for non-U.S.
                           trusts holding Common Stock through non-U.S.
                           corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S.
                           corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
                           (File No. 333-74006) filed by The Goldman Sachs
                           Group, Inc.).

Exhibit                                        Description
-------                    -----------------------------------------------------
  BB.                      Form of Power of Attorney executed by Covered Persons
                           participating in the Channel A Sales Program
                           (incorporated by reference to Exhibit BB to Amendment
                           No. 27 to the Initial Schedule 13D, filed June 20,
                           2002 (File No. 005-56295)).

  CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person
                           (incorporated by reference to Exhibit CC to Amendment
                           No. 28 to the Initial Schedule 13D, filed July 5,
                           2002 (File No. 005-56295)).

  DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person
                           (incorporated by reference to Exhibit DD to Amendment
                           No. 28 to the Initial Schedule 13D, filed July 5,
                           2002 (File No. 005-56295)).

  EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
                           (File No. 333-101093) filed by The Goldman Sachs
                           Group, Inc.).

  FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit
                           FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

  GG. Partner Agreement, dated as of April 14, 2003, between GS Inc. and John Breyo.

  HH.                      Pledge Agreement, dated as of July 1, 2003, between
                           GS Inc. and John Breyo.

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

                                                                       CONVICTIONS OR        BENEFICIAL
                                                                       VIOLATIONS OF      OWNERSHIP OF THE
                                                                      FEDERAL OR STATE     COMMON STOCK OF
                                                      PRESENT         LAWS WITHIN THE        THE GOLDMAN
   NAME      CITIZENSHIP    BUSINESS ADDRESS         EMPLOYMENT       LAST FIVE YEARS     SACHS GROUP, INC.
------------------------------------------------------------------------------------------------------------
Steven M.        USA       85 Broad Street       Managing Director,         None         Covered Person, so
Bunson                     New York, NY          The Goldman Sachs                       ownership is as set
                           10004                 Group, Inc.                             forth in or
                                                                                         incorporated into
                                                                                         Item 5 above.
------------------------------------------------------------------------------------------------------------
Russell E.       USA       85 Broad Street       Managing Director,         None         Covered Person, so
Makowsky                   New York, NY          The Goldman Sachs                       ownership is as set
                           10004                 Group, Inc.                             forth in or
                                                                                         incorporated into
                                                                                         Item 5 above.
------------------------------------------------------------------------------------------------------------
Michael H.       UK        26 New Street,        Partner,                   None         None
Richardson                 St. Helier, Jersey,   Bedell Cristin
                           JE4 3RA
------------------------------------------------------------------------------------------------------------
Anthony J.       UK        26 New Street,        Partner,                   None         None
Dessain                    St. Helier, Jersey,   Bedell Cristin
                           JE4 3RA
------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 14,676,761 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On or about September 24, 2003, 44,415 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 51,235 shares of Common Stock will vest and become exercisable. Upon delivery or exercise, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C).  DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY
            THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

COVERED PERSON               TRADE DATE     NUMBER OF SHARES   PRICE PER SHARE
------------------------------------------------------------------------------
Channel A Sales
------------------------------------------------------------------------------
Christopher A. Cole         July 14, 2003         7,500            $89.90
------------------------------------------------------------------------------
Eric M. Mindich             July 14, 2003        10,000            $89.90
------------------------------------------------------------------------------
Gary D. Cohn                July 15, 2003        20,000            $88.98
------------------------------------------------------------------------------
Christopher A. Cole         July 15, 2003         7,500            $88.98
------------------------------------------------------------------------------
Stephen H. Frank            July 15, 2003        25,363            $88.98
------------------------------------------------------------------------------
Robert J. Hurst             July 15, 2003        20,000            $88.98
------------------------------------------------------------------------------
Scott B. Kapnick            July 15, 2003        25,000            $88.98
------------------------------------------------------------------------------
Kevin W. Kennedy            July 15, 2003        25,000            $88.98
------------------------------------------------------------------------------
Eric M. Mindich             July 15, 2003        10,000            $88.98
------------------------------------------------------------------------------
John S. Weinberg            July 15, 2003        25,000            $88.98
------------------------------------------------------------------------------
Peter A. Weinberg           July 15, 2003        20,000            $88.98
------------------------------------------------------------------------------
Christopher A. Cole         July 16, 2003         7,500            $87.48
------------------------------------------------------------------------------
Eric M. Mindich             July 16, 2003        10,000            $87.48
------------------------------------------------------------------------------
Christopher A. Cole         July 17, 2003         7,500            $86.19
------------------------------------------------------------------------------
Robert J. Hurst             July 17, 2003        40,000            $86.19
------------------------------------------------------------------------------
Eric M. Mindich             July 17, 2003        10,000            $86.19
------------------------------------------------------------------------------
Christopher A. Cole         July 18, 2003         7,500            $86.81
------------------------------------------------------------------------------
John G. Ketterer III        July 18, 2003         9,881            $86.81
------------------------------------------------------------------------------
Christopher A. Cole         July 21, 2003         7,500            $85.96
------------------------------------------------------------------------------
John G. Ketterer III        July 21, 2003         7,000            $85.96
------------------------------------------------------------------------------
Christopher A. Cole         July 22, 2003         7,500            $85.97
------------------------------------------------------------------------------
Christopher A. Cole         July 23, 2003         7,500            $85.83
------------------------------------------------------------------------------
Richard A. Friedman         July 23, 2003        50,000            $85.83
------------------------------------------------------------------------------
Gary D. Cohn                July 24, 2003        10,000            $86.35
------------------------------------------------------------------------------
Christopher A. Cole         July 24, 2003         5,698            $86.35
------------------------------------------------------------------------------
Thomas K. Montag            July 24, 2003        29,579            $86.35
------------------------------------------------------------------------------
John G. Ketterer III        July 25, 2003        15,000            $85.83
------------------------------------------------------------------------------

Channel B Sales
------------------------------------------------------------------------------
James A. Coufos             July 14, 2003         2,000            $89.80
------------------------------------------------------------------------------
Frank L. Coulson Jr.        July 14, 2003        10,000            $89.80
------------------------------------------------------------------------------
Mark Dehnert Living Trust   July 14, 2003         5,000            $89.80
------------------------------------------------------------------------------
Pieter Maarten Feenstra     July 14, 2003         5,000            $89.80
------------------------------------------------------------------------------
Mary C. Henry               July 14, 2003         6,000            $89.80
------------------------------------------------------------------------------
Guapulo Holdings Ltd        July 14, 2003         4,762            $89.80
------------------------------------------------------------------------------
Robert J. Katz              July 14, 2003        15,000            $89.80
------------------------------------------------------------------------------
David G. Lambert            July 14, 2003         2,500            $89.80
------------------------------------------------------------------------------
Mijen Family Partnership    July 14, 2003        10,000            $89.80
------------------------------------------------------------------------------
Robert Litterman            July 14, 2003        12,591            $89.80
------------------------------------------------------------------------------
Jonathan M. Lopatin         July 14, 2003         4,700            $89.80
------------------------------------------------------------------------------
Peter G.C. Mallinson        July 14, 2003        25,000            $89.80
------------------------------------------------------------------------------

COVERED PERSON               TRADE DATE     NUMBER OF SHARES   PRICE PER SHARE
------------------------------------------------------------------------------
Eff W. Martin               July 14, 2003        10,000            $89.80
------------------------------------------------------------------------------
Chambolle Limited           July 14, 2003         2,205            $89.80
------------------------------------------------------------------------------
Joseph Sassoon              July 14, 2003         7,000            $89.80
------------------------------------------------------------------------------
Howard A. Silverstein       July 14, 2003         4,000            $89.80
------------------------------------------------------------------------------
Melalula Limited            July 14, 2003         4,629            $89.80
------------------------------------------------------------------------------
Barry S. Volpert            July 14, 2003        20,000            $89.80
------------------------------------------------------------------------------
Yasuyo Yamazaki             July 14, 2003         3,000            $89.80
------------------------------------------------------------------------------
Mark A. Zurack              July 14, 2003         5,000            $89.80
------------------------------------------------------------------------------
Bradley I. Abelow           July 15, 2003         2,500            $89.17
------------------------------------------------------------------------------
Andrew A. Chisholm          July 15, 2003        20,000            $89.17
------------------------------------------------------------------------------
Lawrence A. Cohen           July 15, 2003        20,000            $89.17
------------------------------------------------------------------------------
James A. Coufos             July 15, 2003         3,000            $89.17
------------------------------------------------------------------------------
Frank L. Coulson Jr.        July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
Randolph L. Cowen           July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
Philip M. Darivoff          July 15, 2003        12,000            $89.17
------------------------------------------------------------------------------
Pieter Maarten Feenstra     July 15, 2003         5,000            $89.17
------------------------------------------------------------------------------
Jeffrey B. Goldenberg       July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
Andrew M. Gordon            July 15, 2003        15,000            $89.17
------------------------------------------------------------------------------
David B. Heller             July 15, 2003         6,000            $89.17
------------------------------------------------------------------------------
M. Roch Hillenbrand         July 15, 2003         5,000            $89.17
------------------------------------------------------------------------------
Francis J. Ingrassia        July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
James A Jacobson            July 15, 2003        14,240            $89.17
------------------------------------------------------------------------------
Guapulo Holdings Ltd        July 15, 2003         4,762            $89.17
------------------------------------------------------------------------------
Robert J. Katz              July 15, 2003        15,000            $89.17
------------------------------------------------------------------------------
Douglas W. Kimmelman        July 15, 2003        20,000            $89.17
------------------------------------------------------------------------------
David G. Lambert            July 15, 2003         2,500            $89.17
------------------------------------------------------------------------------
Anthony D. Lauto            July 15, 2003        19,578            $89.17
------------------------------------------------------------------------------
Mijen Family Partnership    July 15, 2003        15,000            $89.17
------------------------------------------------------------------------------
Robert Litterman            July 15, 2003        12,000            $89.17
------------------------------------------------------------------------------
Jonathan M. Lopatin         July 15, 2003         4,700            $89.17
------------------------------------------------------------------------------
Michael R. Lynch            July 15, 2003        20,000            $89.17
------------------------------------------------------------------------------
Sanjeev K. Mehra            July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani    July 15, 2003         5,000            $89.17
------------------------------------------------------------------------------
Donald C. Opatrny Jr.       July 15, 2003        15,000            $89.17
------------------------------------------------------------------------------
Scott S. Prince             July 15, 2003         3,096            $89.17
------------------------------------------------------------------------------
Chambolle Limited           July 15, 2003         2,205            $89.17
------------------------------------------------------------------------------
Joseph Sassoon              July 15, 2003         7,000            $89.17
------------------------------------------------------------------------------
Charles B. Seelig Jr.       July 15, 2003        40,000            $89.17
------------------------------------------------------------------------------
Richard S. Sharp            July 15, 2003        25,000            $89.17
------------------------------------------------------------------------------
Howard A. Silverstein       July 15, 2003         4,000            $89.17
------------------------------------------------------------------------------
Marc A. Spilker             July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
Melalula Limited            July 15, 2003         4,629            $89.17
------------------------------------------------------------------------------
Gene T. Sykes               July 15, 2003        15,000            $89.17
------------------------------------------------------------------------------
Mark R. Tercek              July 15, 2003         3,000            $89.17
------------------------------------------------------------------------------
John R. Tormondsen          July 15, 2003         5,000            $89.17
------------------------------------------------------------------------------
Thomas E. Tuft              July 15, 2003         5,000            $89.17
------------------------------------------------------------------------------
George W. Wellde Jr.        July 15, 2003        25,000            $89.17
------------------------------------------------------------------------------
Gary W. Williams            July 15, 2003        20,000            $89.17
------------------------------------------------------------------------------
Yasuyo Yamazaki             July 15, 2003         3,696            $89.17
------------------------------------------------------------------------------
Mark A. Zurack              July 15, 2003        10,000            $89.17
------------------------------------------------------------------------------
Carlos A. Cordeiro          July 16, 2003        30,000            $87.58
------------------------------------------------------------------------------
James A. Coufos             July 16, 2003         2,000            $87.58
------------------------------------------------------------------------------
Philip M. Darivoff          July 16, 2003        15,000            $87.58
------------------------------------------------------------------------------
Pieter Maarten Feenstra     July 16, 2003         5,000            $87.58
------------------------------------------------------------------------------

COVERED PERSON               TRADE DATE     NUMBER OF SHARES   PRICE PER SHARE
------------------------------------------------------------------------------
Edward C. Forst             July 16, 2003         5,000            $87.58
------------------------------------------------------------------------------
Mary C. Henry               July 16, 2003         6,000            $87.58
------------------------------------------------------------------------------
Guapulo Holdings Ltd        July 16, 2003         4,762            $87.58
------------------------------------------------------------------------------
Robert J. Katz              July 16, 2003        15,000            $87.58
------------------------------------------------------------------------------
David G. Lambert            July 16, 2003         2,500            $87.58
------------------------------------------------------------------------------
Mijen Family Partnership    July 16, 2003         5,000            $87.58
------------------------------------------------------------------------------
Jonathan M. Lopatin         July 16, 2003         4,700            $87.58
------------------------------------------------------------------------------
Donald C. Opatrny Jr.       July 16, 2003        10,000            $87.58
------------------------------------------------------------------------------
Chambolle Limited           July 16, 2003         2,205            $87.58
------------------------------------------------------------------------------
Charles B. Seelig Jr.       July 16, 2003        40,000            $87.58
------------------------------------------------------------------------------
Howard A. Silverstein       July 16, 2003         4,000            $87.58
------------------------------------------------------------------------------
Marc A. Spilker             July 16, 2003         5,000            $87.58
------------------------------------------------------------------------------
Melalula Limited            July 16, 2003         4,629            $87.58
------------------------------------------------------------------------------
Barry S. Volpert            July 16, 2003        25,000            $87.58
------------------------------------------------------------------------------
Gary W. Williams            July 16, 2003        10,000            $87.58
------------------------------------------------------------------------------
Mark A. Zurack              July 16, 2003         5,000            $87.58
------------------------------------------------------------------------------
James A. Coufos             July 17, 2003         2,000            $86.31
------------------------------------------------------------------------------
Mary C. Henry               July 17, 2003         6,000            $86.31
------------------------------------------------------------------------------
Barry A. Kaplan             July 17, 2003        10,000            $86.31
------------------------------------------------------------------------------
Guapulo Holdings Ltd        July 17, 2003         4,762            $86.31
------------------------------------------------------------------------------
Robert J. Katz              July 17, 2003        15,000            $86.31
------------------------------------------------------------------------------
Jonathan L. Kolatch         July 17, 2003         8,937            $86.31
------------------------------------------------------------------------------
Jonathan M. Lopatin         July 17, 2003         4,700            $86.31
------------------------------------------------------------------------------
Michael R. Lynch            July 17, 2003        10,000            $86.31
------------------------------------------------------------------------------
Eff W. Martin               July 17, 2003        10,000            $86.31
------------------------------------------------------------------------------
Chambolle Limited           July 17, 2003         2,205            $86.31
------------------------------------------------------------------------------
Joseph Sassoon              July 17, 2003         7,000            $86.31
------------------------------------------------------------------------------
Howard A. Silverstein       July 17, 2003         4,000            $86.31
------------------------------------------------------------------------------
Marc A. Spilker             July 17, 2003         5,000            $86.31
------------------------------------------------------------------------------
Melalula Limited            July 17, 2003         4,629            $86.31
------------------------------------------------------------------------------
Barry S. Volpert            July 17, 2003        25,000            $86.31
------------------------------------------------------------------------------
Mark A. Zurack              July 17, 2003         5,000            $86.31
------------------------------------------------------------------------------
Henry Cornell               July 18, 2003       100,000            $86.80
------------------------------------------------------------------------------
James A. Coufos             July 18, 2003         1,000            $86.80
------------------------------------------------------------------------------
David B. Heller             July 18, 2003         6,000            $86.80
------------------------------------------------------------------------------
Mary C. Henry               July 18, 2003         6,000            $86.80
------------------------------------------------------------------------------
Guapulo Holdings Ltd        July 18, 2003         4,762            $86.80
------------------------------------------------------------------------------
Robert J. Katz              July 18, 2003        15,000            $86.80
------------------------------------------------------------------------------
Jonathan M. Lopatin         July 18, 2003         4,700            $86.80
------------------------------------------------------------------------------
Michael R. Lynch            July 18, 2003        10,000            $86.80
------------------------------------------------------------------------------
Donald C. Opatrny Jr.       July 18, 2003        10,000            $86.80
------------------------------------------------------------------------------
Chambolle Limited           July 18, 2003         2,205            $86.80
------------------------------------------------------------------------------
Howard A. Silverstein       July 18, 2003         4,000            $86.80
------------------------------------------------------------------------------
Daniel W. Stanton           July 18, 2003        10,000            $86.80
------------------------------------------------------------------------------
Melalula Limited            July 18, 2003         4,629            $86.80
------------------------------------------------------------------------------
Barry S. Volpert            July 18, 2003        25,000            $86.80
------------------------------------------------------------------------------
Mark A. Zurack              July 18, 2003         2,143            $86.80
------------------------------------------------------------------------------
Frank A. Bednarz            July 21, 2003         1,000            $86.36
------------------------------------------------------------------------------
Carlos A. Cordeiro          July 21, 2003        28,000            $86.36
------------------------------------------------------------------------------
James A. Coufos             July 21, 2003         2,000            $86.36
------------------------------------------------------------------------------
David B. Heller             July 21, 2003         6,000            $86.36
------------------------------------------------------------------------------
Mary C. Henry               July 21, 2003         6,000            $86.36
------------------------------------------------------------------------------
Guapulo Holdings Ltd        July 21, 2003         4,762            $86.36
------------------------------------------------------------------------------
Robert J. Katz              July 21, 2003        15,000            $86.36
------------------------------------------------------------------------------
Jonathan M. Lopatin         July 21, 2003         3,000            $86.36
------------------------------------------------------------------------------
Peter G.C. Mallinson        July 21, 2003        20,000            $86.36
------------------------------------------------------------------------------

COVERED PERSON                     TRADE DATE    NUMBER OF SHARES   PRICE PER SHARE
-----------------------------------------------------------------------------------
Chambolle Limited                July 21, 2003         2,205            $86.36
-----------------------------------------------------------------------------------
Joseph Sassoon                   July 21, 2003         7,000            $86.36
-----------------------------------------------------------------------------------
Howard A. Silverstein            July 21, 2003         4,000            $86.36
-----------------------------------------------------------------------------------
Daniel W. Stanton                July 21, 2003        20,000            $86.36
-----------------------------------------------------------------------------------
Melalula Limited                 July 21, 2003         4,629            $86.36
-----------------------------------------------------------------------------------
Gary W. Williams                 July 21, 2003        10,000            $86.36
-----------------------------------------------------------------------------------
James A. Coufos                  July 22, 2003         1,000            $85.97
-----------------------------------------------------------------------------------
Philip M. Darivoff               July 22, 2003        15,000            $85.97
-----------------------------------------------------------------------------------
Mary C. Henry                    July 22, 2003         6,000            $85.97
-----------------------------------------------------------------------------------
Guapulo Holdings Ltd             July 22, 2003         4,762            $85.97
-----------------------------------------------------------------------------------
Robert J. Katz                   July 22, 2003        15,000            $85.97
-----------------------------------------------------------------------------------
Jonathan M. Lopatin              July 22, 2003         3,000            $85.97
-----------------------------------------------------------------------------------
R. Scott Morris                  July 22, 2003         1,000            $85.97
-----------------------------------------------------------------------------------
Chambolle Limited                July 22, 2003         2,205            $85.97
-----------------------------------------------------------------------------------
Joseph Sassoon                   July 22, 2003         6,000            $85.97
-----------------------------------------------------------------------------------
Howard A. Silverstein            July 22, 2003         3,000            $85.97
-----------------------------------------------------------------------------------
Daniel W. Stanton                July 22, 2003        20,000            $85.97
-----------------------------------------------------------------------------------
Melalula Limited                 July 22, 2003         4,629            $85.97
-----------------------------------------------------------------------------------
Thomas B. Walker III             July 22, 2003        20,000            $85.97
-----------------------------------------------------------------------------------
Mark Carroll                     July 23, 2003         3,856            $85.82
-----------------------------------------------------------------------------------
E. Gerald Corrigan               July 23, 2003         5,000            $85.82
-----------------------------------------------------------------------------------
James A. Coufos                  July 23, 2003         4,000            $85.82
-----------------------------------------------------------------------------------
Paul S. Efron                    July 23, 2003         4,500            $85.82
-----------------------------------------------------------------------------------
Mary C. Henry                    July 23, 2003         6,000            $85.82
-----------------------------------------------------------------------------------
Guapulo Holdings Ltd             July 23, 2003         4,762            $85.82
-----------------------------------------------------------------------------------
Robert J. Katz                   July 23, 2003        15,000            $85.82
-----------------------------------------------------------------------------------
Mijen Family Partnership         July 23, 2003         2,000            $85.82
-----------------------------------------------------------------------------------
Jonathan M. Lopatin              July 23, 2003         2,600            $85.82
-----------------------------------------------------------------------------------
Michael R. Lynch                 July 23, 2003        20,000            $85.82
-----------------------------------------------------------------------------------
Peter G.C. Mallinson             July 23, 2003        20,000            $85.82
-----------------------------------------------------------------------------------
Eff W. Martin                    July 23, 2003        10,000            $85.82
-----------------------------------------------------------------------------------
Sanjeev K. Mehra                 July 23, 2003        10,000            $85.82
-----------------------------------------------------------------------------------
Donald C. Opatrny Jr.            July 23, 2003        10,000            $85.82
-----------------------------------------------------------------------------------
Chambolle Limited                July 23, 2003         2,205            $85.82
-----------------------------------------------------------------------------------
Joseph Sassoon                   July 23, 2003         4,000            $85.82
-----------------------------------------------------------------------------------
Howard A. Silverstein            July 23, 2003         3,000            $85.82
-----------------------------------------------------------------------------------
Cody J Smith                     July 23, 2003        40,000            $85.82
-----------------------------------------------------------------------------------
Marc A. Spilker                  July 23, 2003        25,806            $85.82
----------------------------------------- -----------------------------------------
Daniel W. Stanton                July 23, 2003        10,000            $85.82
-----------------------------------------------------------------------------------
Melalula Limited                 July 23, 2003         4,629            $85.82
-----------------------------------------------------------------------------------
The Gary W Williams 2001 Trust   July 23, 2003         9,842            $85.82
-----------------------------------------------------------------------------------
James A. Coufos                  July 24, 2003         2,000            $86.39
-----------------------------------------------------------------------------------
Jeffrey B. Goldenberg            July 24, 2003         3,000            $86.39
-----------------------------------------------------------------------------------
David B. Heller                  July 24, 2003        10,000            $86.39
-----------------------------------------------------------------------------------
Mary C. Henry                    July 24, 2003        11,854            $86.39
-----------------------------------------------------------------------------------
Guapulo Holdings Ltd             July 24, 2003         4,762            $86.39
-----------------------------------------------------------------------------------
Robert J. Katz                   July 24, 2003        15,000            $86.39
-----------------------------------------------------------------------------------
Mijen Family Partnership         July 24, 2003         1,000            $86.39
-----------------------------------------------------------------------------------
Jonathan M. Lopatin              July 24, 2003         2,600            $86.39
-----------------------------------------------------------------------------------
Donald C. Opatrny Jr.            July 24, 2003        15,000            $86.39
-----------------------------------------------------------------------------------
Chambolle Limited                July 24, 2003         2,205            $86.39
-----------------------------------------------------------------------------------
Joseph Sassoon                   July 24, 2003         3,000            $86.39
-----------------------------------------------------------------------------------
Howard A. Silverstein            July 24, 2003         4,000            $86.39
-----------------------------------------------------------------------------------

COVERED PERSON                    TRADE DATE     NUMBER OF SHARES   PRICE PER SHARE
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Daniel W. Stanton                July 24, 2003        16,000            $86.39
-----------------------------------------------------------------------------------
Melalula Limited                 July 24, 2003         4,629            $86.39
-----------------------------------------------------------------------------------
John E. Urban                    July 24, 2003         3,000            $86.39
-----------------------------------------------------------------------------------
Thomas B. Walker III             July 24, 2003        30,000            $86.39
-----------------------------------------------------------------------------------
Barry L. Zubrow                  July 24, 2003        50,000            $86.39
-----------------------------------------------------------------------------------
Armen A. Avanessians             July 25, 2003       100,000            $85.69
-----------------------------------------------------------------------------------
Anahue Limited                   July 25, 2003        40,000            $85.69
-----------------------------------------------------------------------------------
Gordon E. Dyal                   July 25, 2003        26,000            $85.69
-----------------------------------------------------------------------------------
Edward C. Forst                  July 25, 2003         5,000            $85.69
-----------------------------------------------------------------------------------
David B. Heller                  July 25, 2003         6,000            $85.69
-----------------------------------------------------------------------------------
Jacquelyn M. Hoffman-Zehner      July 25, 2003         6,334            $85.69
-----------------------------------------------------------------------------------
Barry A. Kaplan                  July 25, 2003        27,154            $85.69
-----------------------------------------------------------------------------------
Guapulo Holdings Ltd             July 25, 2003         4,762            $85.69
-----------------------------------------------------------------------------------
Robert J. Katz                   July 25, 2003        15,000            $85.69
-----------------------------------------------------------------------------------
Mijen Family Partnership         July 25, 2003         2,000            $85.69
-----------------------------------------------------------------------------------
Jonathan M. Lopatin              July 25, 2003         2,613            $85.69
-----------------------------------------------------------------------------------
Michael R. Lynch                 July 25, 2003        15,000            $85.69
-----------------------------------------------------------------------------------
Eff W. Martin                    July 25, 2003        20,000            $85.69
-----------------------------------------------------------------------------------
Sanjeev K. Mehra                 July 25, 2003         5,000            $85.69
-----------------------------------------------------------------------------------
R. Scott Morris                  July 25, 2003         5,000            $85.69
-----------------------------------------------------------------------------------
Donald C. Opatrny Jr.            July 25, 2003        15,000            $85.69
-----------------------------------------------------------------------------------
Chambolle Limited                July 25, 2003         2,271            $85.69
-----------------------------------------------------------------------------------
Joseph Sassoon                   July 25, 2003         5,000            $85.69
-----------------------------------------------------------------------------------
Howard A. Silverstein            July 25, 2003         3,000            $85.69
-----------------------------------------------------------------------------------
Melalula Limited                 July 25, 2003         4,622            $85.69
-----------------------------------------------------------------------------------
John E. Urban                    July 25, 2003         2,000            $85.69
-----------------------------------------------------------------------------------
Thomas B. Walker III             July 25, 2003        50,000            $85.69
-----------------------------------------------------------------------------------
Gary W. Williams                 July 25, 2003        11,678            $85.69
-----------------------------------------------------------------------------------
Gregory H. Zehner                July 25, 2003        16,672            $85.69
-----------------------------------------------------------------------------------
Other Sales
-----------------------------------------------------------------------------------
Gregory A. Agran                 July 14, 2003         7,438            $89.80
-----------------------------------------------------------------------------------
Andrew M. Alper                  July 14, 2003         5,000            $90.05
-----------------------------------------------------------------------------------
Jesus A. Arias                   July 14, 2003           700            $89.80
-----------------------------------------------------------------------------------
John J. Bu                       July 14, 2003         6,000            $89.80
-----------------------------------------------------------------------------------
Brahm S. Cramer                  July 14, 2003         8,946            $89.80
-----------------------------------------------------------------------------------
Bradley S. DeFoor                July 14, 2003           515            $89.80
-----------------------------------------------------------------------------------
John O. Downing                  July 14, 2003        10,000            $90.00
-----------------------------------------------------------------------------------
John O. Downing                  July 14, 2003        10,000            $90.11
-----------------------------------------------------------------------------------
Connie K. Duckworth              July 14, 2003        44,900            $90.06
-----------------------------------------------------------------------------------
Jacob D. Goldfield               July 14, 2003        10,000            $89.56
-----------------------------------------------------------------------------------
Douglas C. Grip                  July 14, 2003         5,000            $89.80
-----------------------------------------------------------------------------------
Robert S. Harrison               July 14, 2003        23,075            $90.00
-----------------------------------------------------------------------------------
Bruce A. Heyman                  July 14, 2003        18,959            $89.80
-----------------------------------------------------------------------------------
Victor M. Lopez-Balboa           July 14, 2003         3,759            $89.80
-----------------------------------------------------------------------------------
Eric D. Mullins                  July 14, 2003         4,632            $89.80
-----------------------------------------------------------------------------------
Arthur J. Reimers III            July 14, 2003         5,000            $90.09
-----------------------------------------------------------------------------------
Roy J. Salameh                   July 14, 2003         1,000            $89.80
-----------------------------------------------------------------------------------
Mark Schwartz                    July 14, 2003        15,000            $89.50
-----------------------------------------------------------------------------------
Nobumichi Sugiyama               July 14, 2003         1,711            $89.80
-----------------------------------------------------------------------------------
Thomas B. Walker III             July 14, 2003        10,000            $90.00
-----------------------------------------------------------------------------------
Richard E. Witten                July 14, 2003         5,000            $90.17
-----------------------------------------------------------------------------------

COVERED PERSON                       TRADE DATE      NUMBER OF SHARES     PRICE PER SHARE
-----------------------------------------------------------------------------------------
Peter C. Aberg                     July 15, 2003           3,000               $89.17
-----------------------------------------------------------------------------------------
Alberto F. Ades                    July 15, 2003           4,389               $89.17
-----------------------------------------------------------------------------------------
Stacy Bash-Polley                  July 15, 2003             375               $89.17
-----------------------------------------------------------------------------------------
Janet L. Bell                      July 15, 2003           2,594               $89.17
-----------------------------------------------------------------------------------------
Elizabeth V. Camp                  July 15, 2003           1,949               $89.17
-----------------------------------------------------------------------------------------
Richard M. Campbell-Breeden        July 15, 2003           6,025               $89.17
-----------------------------------------------------------------------------------------
Mark M. Carhart                    July 15, 2003           1,146               $89.17
-----------------------------------------------------------------------------------------
Mariafrancesca Carli               July 15, 2003          10,254               $89.17
-----------------------------------------------------------------------------------------
Kuo-Chun Chang                     July 15, 2003           3,763               $89.17
-----------------------------------------------------------------------------------------
W. Reed Chisholm II                July 15, 2003           1,000               $89.17
-----------------------------------------------------------------------------------------
James B. Clark                     July 15, 2003           5,631               $89.17
-----------------------------------------------------------------------------------------
Catherine M. Claydon               July 15, 2003           1,838               $89.17
-----------------------------------------------------------------------------------------
Eduardo A. Cruz                    July 15, 2003           1,695               $89.17
-----------------------------------------------------------------------------------------
John S. Daly                       July 15, 2003             545               $89.17
-----------------------------------------------------------------------------------------
Diego De Giorgi                    July 15, 2003             500               $89.17
-----------------------------------------------------------------------------------------
Roger E. Denby-Jones               July 15, 2003           1,500               $89.17
-----------------------------------------------------------------------------------------
John E. Eisenberg                  July 15, 2003             400               $89.17
-----------------------------------------------------------------------------------------
Steven M. Feldman                  July 15, 2003           2,000               $89.17
-----------------------------------------------------------------------------------------
Jacob Y. Friedman                  July 15, 2003             600               $89.17
-----------------------------------------------------------------------------------------
Richard A. Genna                   July 15, 2003           2,748               $89.17
-----------------------------------------------------------------------------------------
Gary T. Giglio                     July 15, 2003             634               $89.17
-----------------------------------------------------------------------------------------
David J. Greenwald                 July 15, 2003           1,000               $89.17
-----------------------------------------------------------------------------------------
David J. Grounsell                 July 15, 2003             177               $89.17
-----------------------------------------------------------------------------------------
Jana Hale Doty                     July 15, 2003           2,434               $89.17
-----------------------------------------------------------------------------------------
A. John Hass                       July 15, 2003           3,903               $89.17
-----------------------------------------------------------------------------------------
Philip Holzer                      July 15, 2003           5,734               $89.80
-----------------------------------------------------------------------------------------
Gregory T. Hoogkamp                July 15, 2003           1,000               $89.17
-----------------------------------------------------------------------------------------
Walter V. Hutcherson               July 15, 2003           2,035               $89.17
-----------------------------------------------------------------------------------------
Dan H. Jester                      July 15, 2003          10,045               $89.17
-----------------------------------------------------------------------------------------
Jason S. Kaplan                    July 15, 2003           4,452               $89.17
-----------------------------------------------------------------------------------------
Atul Kapur                         July 15, 2003           6,500               $89.17
-----------------------------------------------------------------------------------------
Gioia M. Kennett                   July 15, 2003             603               $89.17
-----------------------------------------------------------------------------------------
Timothy M. Kingston                July 15, 2003           2,500               $89.17
-----------------------------------------------------------------------------------------
Jeffrey A. Kolitch                 July 15, 2003             600               $89.17
-----------------------------------------------------------------------------------------
David J. Kostin                    July 15, 2003           6,758               $89.17
-----------------------------------------------------------------------------------------
Srihari Kumar                      July 15, 2003             412               $89.17
-----------------------------------------------------------------------------------------
Bruce M. Larson                    July 15, 2003           2,000               $89.17
-----------------------------------------------------------------------------------------
Richard J. Lieb                    July 15, 2003           3,000               $89.17
-----------------------------------------------------------------------------------------
Richard E. Lyon III                July 15, 2003           3,865               $89.17
-----------------------------------------------------------------------------------------
Barry A. Mannis                    July 15, 2003           1,949               $89.17
-----------------------------------------------------------------------------------------
Audrey A. McNiff                   July 15, 2003           2,000               $89.17
-----------------------------------------------------------------------------------------
Michael A. Mendelson               July 15, 2003             684               $89.17
-----------------------------------------------------------------------------------------
Ian Mukherjee                      July 15, 2003           1,500               $89.17
-----------------------------------------------------------------------------------------
Patrick E. Mulvihill               July 15, 2003           5,961               $89.17
-----------------------------------------------------------------------------------------
Gaetano J. Muzio                   July 15, 2003           2,541               $89.17
-----------------------------------------------------------------------------------------
Jay S. Nydick                      July 15, 2003           3,629               $89.17
-----------------------------------------------------------------------------------------
Daniel B. O'Rourke                 July 15, 2003           1,383               $89.17
-----------------------------------------------------------------------------------------
David B. Philip                    July 15, 2003           2,114               $89.17
-----------------------------------------------------------------------------------------
Steven M. Pinkos                   July 15, 2003           1,238               $89.17
-----------------------------------------------------------------------------------------
Steven D. Pruett                   July 15, 2003           3,000               $89.17
-----------------------------------------------------------------------------------------
J. Michael Sanders                 July 15, 2003           1,470               $89.17
-----------------------------------------------------------------------------------------
Daniel Schmitz                     July 15, 2003           1,000               $89.17
-----------------------------------------------------------------------------------------
Ralph J. Silva                     July 15, 2003             400               $89.17
-----------------------------------------------------------------------------------------

COVERED PERSON                       TRADE DATE      NUMBER OF SHARES     PRICE PER SHARE
-----------------------------------------------------------------------------------------
Mark F. Slaughter                  July 15, 2003           5,104               $89.17
-----------------------------------------------------------------------------------------
Trevor A. Smith                    July 15, 2003             200               $89.17
-----------------------------------------------------------------------------------------
Joseph P. Stevens                  July 15, 2003           3,590               $89.17
-----------------------------------------------------------------------------------------
Richard J. Stingi                  July 15, 2003           1,139               $89.17
-----------------------------------------------------------------------------------------
Johannes R. Sulzberger             July 15, 2003             698               $89.17
-----------------------------------------------------------------------------------------
Richard J. Sussman                 July 15, 2003           2,565               $89.17
-----------------------------------------------------------------------------------------
Peter K. Tomozawa                  July 15, 2003           1,275               $89.17
-----------------------------------------------------------------------------------------
John J. Vaske                      July 15, 2003           1,000               $89.17
-----------------------------------------------------------------------------------------
David R. Walton                    July 15, 2003           1,200               $89.17
-----------------------------------------------------------------------------------------
Hsueh-Ming Wang                    July 15, 2003           3,000               $89.17
-----------------------------------------------------------------------------------------
Scott R. Weinstein                 July 15, 2003             300               $89.17
-----------------------------------------------------------------------------------------
Christopher S. Wendel              July 15, 2003             973               $89.17
-----------------------------------------------------------------------------------------
John W. Ziegler                    July 15, 2003           3,875               $89.17
-----------------------------------------------------------------------------------------
James P. Ziperski                  July 15, 2003           2,955               $89.80
-----------------------------------------------------------------------------------------
Francois Andriot                   July 16, 2003           2,515               $87.58
-----------------------------------------------------------------------------------------
J. Theodore Borter                 July 16, 2003             225               $87.58
-----------------------------------------------------------------------------------------
Anthony H. Carpet                  July 16, 2003          10,000               $87.58
-----------------------------------------------------------------------------------------
Virginia E. Carter                 July 16, 2003           1,196               $87.58
-----------------------------------------------------------------------------------------
Robert G. Doumar Jr.               July 16, 2003           7,816               $87.58
-----------------------------------------------------------------------------------------
Thomas M. Dowling                  July 16, 2003           1,135               $87.58
-----------------------------------------------------------------------------------------
Thomas J. Houle                    July 16, 2003           7,598               $87.58
-----------------------------------------------------------------------------------------
Bonnie S. Litt                     July 16, 2003             130               $87.58
-----------------------------------------------------------------------------------------
Antigone Loudiadis                 July 16, 2003          11,259               $87.58
-----------------------------------------------------------------------------------------
Gerald C. McNamara Jr              July 16, 2003             500               $87.58
-----------------------------------------------------------------------------------------
Yukihiro Moroe                     July 16, 2003           2,000               $87.58
-----------------------------------------------------------------------------------------
Sara E. Recktenwald                July 16, 2003           1,323               $87.58
-----------------------------------------------------------------------------------------
Ravi Sinha                         July 16, 2003           3,888               $87.58
-----------------------------------------------------------------------------------------
Scott B. Ullem                     July 16, 2003             750               $87.58
-----------------------------------------------------------------------------------------
Martin M. Werner                   July 16, 2003           2,730               $87.58
-----------------------------------------------------------------------------------------
Keith R. Wills                     July 16, 2003             416               $87.58
-----------------------------------------------------------------------------------------
John D. Campbell                   July 17, 2003           1,000               $86.31
-----------------------------------------------------------------------------------------
Simon Dingemans                    July 17, 2003          11,787               $86.31
-----------------------------------------------------------------------------------------
Ronald S. Levin                    July 17, 2003           2,023               $86.31
-----------------------------------------------------------------------------------------
Todd G. Owens                      July 17, 2003           1,225               $86.31
-----------------------------------------------------------------------------------------
Jon A. Woodruff                    July 17, 2003           1,365               $86.31
-----------------------------------------------------------------------------------------
Dorothee Blessing                  July 18, 2003           2,289               $86.80
-----------------------------------------------------------------------------------------
Lawrence R. Buchalter              July 18, 2003          15,000               $80.00
-----------------------------------------------------------------------------------------
Lawrence R. Buchalter              July 18, 2003          10,000               $85.00
-----------------------------------------------------------------------------------------
Zachariah Cobrinik                 July 18, 2003          30,000               $75.00
-----------------------------------------------------------------------------------------
Zachariah Cobrinik                 July 18, 2003          20,000               $80.00
-----------------------------------------------------------------------------------------
Matthew T. Fremont-Smith           July 18, 2003           3,000               $86.80
-----------------------------------------------------------------------------------------
Jacob D. Goldfield                 July 18, 2003         190,000               $70.00
-----------------------------------------------------------------------------------------
Jacob D. Goldfield                 July 18, 2003          30,000               $75.00
-----------------------------------------------------------------------------------------
Jacob D. Goldfield                 July 18, 2003          40,000               $80.00
-----------------------------------------------------------------------------------------
Amy O. Goodfriend                  July 18, 2003           5,000               $75.00
-----------------------------------------------------------------------------------------
Amy O. Goodfriend                  July 18, 2003          10,000               $80.00
-----------------------------------------------------------------------------------------
Robert J. Hurst                    July 18, 2003          20,000               $80.00
-----------------------------------------------------------------------------------------
David K. Kaugher                   July 18, 2003             700               $86.80
-----------------------------------------------------------------------------------------
Peter D. Kiernan III               July 18, 2003          60,000               $65.00
-----------------------------------------------------------------------------------------
Robert B. Morris III               July 18, 2003          35,000               $80.00
-----------------------------------------------------------------------------------------
Alok Oberoi                        July 18, 2003          10,000               $80.00
-----------------------------------------------------------------------------------------
Alok Oberoi                        July 18, 2003          25,000               $85.00
-----------------------------------------------------------------------------------------
Leslie C. Sillcox                  July 18, 2003         150,000               $85.00
-----------------------------------------------------------------------------------------

COVERED PERSON                       TRADE DATE      NUMBER OF SHARES     PRICE PER SHARE
-----------------------------------------------------------------------------------------
Fredric E. Steck                   July 18, 2003           2,000               $86.43
-----------------------------------------------------------------------------------------
Fredric E. Steck                   July 18, 2003           1,000               $87.28
-----------------------------------------------------------------------------------------
Howard B. Surloff                  July 18, 2003             150               $86.80
-----------------------------------------------------------------------------------------
Greg W. Tebbe                      July 18, 2003           2,018               $86.80
-----------------------------------------------------------------------------------------
John L. Townsend III               July 18, 2003          50,000               $80.00
-----------------------------------------------------------------------------------------
Richard E. Witten                  July 18, 2003           5,000               $75.00
-----------------------------------------------------------------------------------------
Lik Shuen David Chan               July 21, 2003           5,122               $89.17
-----------------------------------------------------------------------------------------
Philip A. Cooper                   July 21, 2003           3,000               $86.36
-----------------------------------------------------------------------------------------
Neil D. Crowder                    July 21, 2003           3,000               $86.36
-----------------------------------------------------------------------------------------
Matthias K. Frisch                 July 21, 2003             500               $86.36
-----------------------------------------------------------------------------------------
Janet T. Hurley                    July 21, 2003             967               $86.36
-----------------------------------------------------------------------------------------
Jean E. Manas                      July 21, 2003             770               $86.36
-----------------------------------------------------------------------------------------
Kathy M. Matsui                    July 21, 2003           6,548               $89.17
-----------------------------------------------------------------------------------------
Edward S. Misrahi                  July 21, 2003           3,000               $86.36
-----------------------------------------------------------------------------------------
Richard T. Ong                     July 21, 2003          18,400               $87.58
-----------------------------------------------------------------------------------------
David H. Tenney                    July 21, 2003           2,057               $86.36
-----------------------------------------------------------------------------------------
Ben I. Adler                       July 22, 2003             459               $85.97
-----------------------------------------------------------------------------------------
Mark C. Fletcher                   July 22, 2003             500               $85.97
-----------------------------------------------------------------------------------------
Blake W. Mather                    July 22, 2003           3,294               $85.97
-----------------------------------------------------------------------------------------
John J. McCabe                     July 22, 2003             500               $85.97
-----------------------------------------------------------------------------------------
Jean Raby                          July 22, 2003           1,500               $86.31
-----------------------------------------------------------------------------------------
Steven H. Strongin                 July 22, 2003             590               $86.36
-----------------------------------------------------------------------------------------
John Tumilty                       July 22, 2003           3,424               $85.97
-----------------------------------------------------------------------------------------
Gerald J. Cardinale                July 23, 2003           1,083               $89.80
-----------------------------------------------------------------------------------------
Timothy J. Cole                    July 23, 2003           3,174               $85.82
-----------------------------------------------------------------------------------------
Edith W. Cooper                    July 23, 2003           5,000               $85.82
-----------------------------------------------------------------------------------------
Christopher H. Eoyang              July 23, 2003           1,050               $85.82
-----------------------------------------------------------------------------------------
Jeffrey F. Fastov                  July 23, 2003             500               $85.82
-----------------------------------------------------------------------------------------
Daniel M. FitzPatrick              July 23, 2003             390               $85.82
-----------------------------------------------------------------------------------------
David N. Fleischer                 July 23, 2003           4,881               $86.31
-----------------------------------------------------------------------------------------
James A. Hudis                     July 23, 2003           3,500               $89.17
-----------------------------------------------------------------------------------------
Margaret H. Isdale                 July 23, 2003             215               $85.82
-----------------------------------------------------------------------------------------
Michael K. Klingher                July 23, 2003           4,720               $89.80
-----------------------------------------------------------------------------------------
Thomas K. Lane                     July 23, 2003           3,343               $85.82
-----------------------------------------------------------------------------------------
Thomas B. Lewis Jr.                July 23, 2003           1,000               $85.82
-----------------------------------------------------------------------------------------
Sean O. Mahoney                    July 23, 2003           9,454               $85.82
-----------------------------------------------------------------------------------------
Russell E. Makowsky                July 23, 2003           1,500               $85.82
-----------------------------------------------------------------------------------------
Richard A. Murley                  July 23, 2003           1,500               $85.82
-----------------------------------------------------------------------------------------
Massimo Pappone                    July 23, 2003           1,250               $85.82
-----------------------------------------------------------------------------------------
Andrea Ponti                       July 23, 2003           3,721               $85.82
-----------------------------------------------------------------------------------------
Ellen R. Porges                    July 23, 2003             275               $85.82
-----------------------------------------------------------------------------------------
Sandy C. Rattray                   July 23, 2003           1,510               $85.82
-----------------------------------------------------------------------------------------
Daisuke Toki                       July 23, 2003           2,000               $85.82
-----------------------------------------------------------------------------------------
Stuart N. Bernstein                July 24, 2003           1,000               $85.82
-----------------------------------------------------------------------------------------
John D. Bertuzzi                   July 24, 2003           4,000               $86.36
-----------------------------------------------------------------------------------------
Peter D. Brundage                  July 24, 2003           1,000               $86.39
-----------------------------------------------------------------------------------------
John W. Curtis                     July 24, 2003           3,000               $85.97
-----------------------------------------------------------------------------------------
Martin R. Devenish                 July 24, 2003           2,000               $86.39
-----------------------------------------------------------------------------------------
Charles P. Eve                     July 24, 2003           6,246               $86.39
-----------------------------------------------------------------------------------------
Michael J. Grimaldi                July 24, 2003             255               $86.39
-----------------------------------------------------------------------------------------
Hughes B. Lepic                    July 24, 2003          23,111               $89.80
-----------------------------------------------------------------------------------------
Stephen C. Lichtenauer             July 24, 2003           2,000               $89.17
-----------------------------------------------------------------------------------------
Robert S. Mancini                  July 24, 2003           1,000               $86.39
-----------------------------------------------------------------------------------------

COVERED PERSON                        TRADE DATE       NUMBER OF SHARES     PRICE PER SHARE
-------------------------------------------------------------------------------------------
Simon I. Mansfield                 July 24, 2003             3,769              $86.39
-------------------------------------------------------------------------------------------
Robert J. Markwick                 July 24, 2003             4,044              $86.39
-------------------------------------------------------------------------------------------
John J. Masterson                  July 24, 2003             2,814              $86.39
-------------------------------------------------------------------------------------------
David J. Rogers                    July 24, 2003             8,000              $86.90
-------------------------------------------------------------------------------------------
Paul S. Schapira                   July 24, 2003               200              $86.39
-------------------------------------------------------------------------------------------
Daniel M. Shefter                  July 24, 2003             2,350              $89.80
-------------------------------------------------------------------------------------------
Raymond S. Stolz                   July 24, 2003             2,695              $86.39
-------------------------------------------------------------------------------------------
William H. Wolf Jr.                July 24, 2003             1,450              $89.17
-------------------------------------------------------------------------------------------
Randall A. Blumenthal              July 25, 2003             7,192              $89.80
-------------------------------------------------------------------------------------------
Craig W. Broderick                 July 25, 2003             2,000              $85.69
-------------------------------------------------------------------------------------------
Brian J. Duffy                     July 25, 2003             3,962              $85.69
-------------------------------------------------------------------------------------------
Gordon E. Dyal                     July 25, 2003             9,235              $85.69
-------------------------------------------------------------------------------------------
Kathy G. Elsesser                  July 25, 2003             9,034              $85.82
-------------------------------------------------------------------------------------------
Earl S. Enzer                      July 25, 2003             1,200              $89.17
-------------------------------------------------------------------------------------------
Timothy G. Freshwater              July 25, 2003             5,000              $85.69
-------------------------------------------------------------------------------------------
Sebastian Grigg                    July 25, 2003             4,479              $85.69
-------------------------------------------------------------------------------------------
Teresa E. Holliday                 July 25, 2003             1,196              $89.80
-------------------------------------------------------------------------------------------
Robert G. Hottensen Jr.            July 25, 2003               900              $89.80
-------------------------------------------------------------------------------------------
Terry P. Hughes                    July 25, 2003               303              $85.69
-------------------------------------------------------------------------------------------
John S. Iglehart                   July 25, 2003             2,139              $85.69
-------------------------------------------------------------------------------------------
John L. Kelly                      July 25, 2003             4,300              $89.17
-------------------------------------------------------------------------------------------
Rustom N. Khandalavala             July 25, 2003             1,547              $85.69
-------------------------------------------------------------------------------------------
Eiichiro Kuwana                    July 25, 2003             3,553              $85.97
-------------------------------------------------------------------------------------------
Susan R. Leadem                    July 25, 2003             2,625              $85.69
-------------------------------------------------------------------------------------------
Brian J. Lee                       July 25, 2003               200              $85.69
-------------------------------------------------------------------------------------------
Charles G.R. Manby                 July 25, 2003             6,798              $85.69
-------------------------------------------------------------------------------------------
Richard P. McNeil                  July 25, 2003             7,019              $85.69
-------------------------------------------------------------------------------------------
James E. Milligan                  July 25, 2003            16,000              $89.80
-------------------------------------------------------------------------------------------
Jeffrey M. Moslow                  July 25, 2003             2,500              $85.69
-------------------------------------------------------------------------------------------
Claire M. Ngo                      July 25, 2003             1,000              $85.69
-------------------------------------------------------------------------------------------
Douglas S. Patterson               July 25, 2003               607              $85.69
-------------------------------------------------------------------------------------------
Anthony J. Principato              July 25, 2003               300              $85.69
-------------------------------------------------------------------------------------------
Richard J. Rosenstein              July 25, 2003             3,566              $86.36
-------------------------------------------------------------------------------------------
Paul M. Russo                      July 25, 2003             2,236              $85.69
-------------------------------------------------------------------------------------------
Kenneth W. Willman                 July 25, 2003               400              $85.69
-------------------------------------------------------------------------------------------
Jaime E. Yordan                    July 25, 2003            10,000              $86.00
-------------------------------------------------------------------------------------------
Fredric E. Steck                   July 29, 2003            25,500              $86.60
-------------------------------------------------------------------------------------------
Jaime E. Yordan                    July 31, 2003            10,000              $88.00
-------------------------------------------------------------------------------------------
J. David Rogers                    July 31, 2003             8,000              $87.95
-------------------------------------------------------------------------------------------
Fredric E. Steck                   August 7, 2003            3,000              $84.55
-------------------------------------------------------------------------------------------
Danny O. Yee                       August 8, 2003           10,000              $85.21
-------------------------------------------------------------------------------------------
Alok Oberoi                        August 15, 2003          10,000              $80.00
-------------------------------------------------------------------------------------------
Alok Oberoi                        August 15, 2003          20,000              $85.00
-------------------------------------------------------------------------------------------
Zachariah Cobrinik                 August 15, 2003          25,000              $85.00
-------------------------------------------------------------------------------------------
Robert J. Hurst                    August 15, 2003          20,000              $85.00
-------------------------------------------------------------------------------------------
Danny O. Yee                       August 20, 2003           3,840              $87.90
-------------------------------------------------------------------------------------------
Lawrence R. Buchalter              August 22, 2003          10,000              $89.00
-------------------------------------------------------------------------------------------
Fredric E. Steck                   August 27, 2003           2,000              $86.00
-------------------------------------------------------------------------------------------
Russell E. Makowsky                August 28, 2003          10,173              $86.09
-------------------------------------------------------------------------------------------
Edward A. Mule                     August 29, 2003          10,000              $88.09
-------------------------------------------------------------------------------------------
Fredric E. Steck                   August 29, 2003           1,000              $88.00
-------------------------------------------------------------------------------------------
Robert B. Morris III               September 2, 2003        25,000              $90.22
-------------------------------------------------------------------------------------------
Robert H. Litzenberger             September 2, 2003         5,000              $89.70
-------------------------------------------------------------------------------------------

COVERED PERSON                         TRADE DATE        NUMBER OF SHARES     PRICE PER SHARE
---------------------------------------------------------------------------------------------
Jaime E. Yordan                    September 2, 2003          10,000              $90.00
---------------------------------------------------------------------------------------------
Arthur J. Reimers III              September 2, 2003          60,000              $89.83
---------------------------------------------------------------------------------------------
Fredric E. Steck                   September 2, 2003           1,000              $90.00
---------------------------------------------------------------------------------------------
Richard E. Witten                  September 2, 2003           5,000              $89.78
---------------------------------------------------------------------------------------------
Andrew M. Alper                    September 3, 2003           5,000              $91.01
---------------------------------------------------------------------------------------------
Robert B. Morris III               September 3, 2003          20,000              $90.97
---------------------------------------------------------------------------------------------
Robert H. Litzenberger             September 3, 2003           5,000              $91.35
---------------------------------------------------------------------------------------------
Zachariah Cobrinik                 September 3, 2003          21,000              $90.94
---------------------------------------------------------------------------------------------
John O. Downing                    September 3, 2003           8,000              $91.02
---------------------------------------------------------------------------------------------
Mark Schwartz                      September 3, 2003          10,000              $91.20
---------------------------------------------------------------------------------------------
James M. Sheridan                  September 3, 2003          20,000              $90.79
---------------------------------------------------------------------------------------------
Richard E. Witten                  September 3, 2003           5,000              $91.25
---------------------------------------------------------------------------------------------
Eric P. Grubman                    September 5, 2003          10,000              $91.70
---------------------------------------------------------------------------------------------
Robert B. Morris III               September 5, 2003          15,000              $91.75
---------------------------------------------------------------------------------------------
Jaime E. Yordan                    September 5, 2003          10,000              $92.00
---------------------------------------------------------------------------------------------
Zachariah Cobrinik                 September 5, 2003           6,000              $91.97
---------------------------------------------------------------------------------------------
C. Steven Duncker                  September 5, 2003          20,000              $92.04
---------------------------------------------------------------------------------------------
Mark Schwartz                      September 5, 2003          10,000              $92.02
---------------------------------------------------------------------------------------------
Fredric E. Steck                   September 5, 2003           1,000              $92.04
---------------------------------------------------------------------------------------------
Edward A. Mule                     September 9, 2003           5,000              $91.48
---------------------------------------------------------------------------------------------
Thomas B. Walker III               September 9, 2003          10,000              $91.44
---------------------------------------------------------------------------------------------
Danny O. Yee                       September 9, 2003           5,000              $90.85
---------------------------------------------------------------------------------------------
Danny O. Yee                       September 9, 2003           5,000              $91.01
---------------------------------------------------------------------------------------------
Fredric E. Steck                   September 12, 2003          5,000              $89.35
---------------------------------------------------------------------------------------------

On August 11, 2003, David Dechman sold 12,513 Covered Shares at a price of $84.77 per share through Mellon Investor Services LLC for cash on the New York Stock Exchange.

On July 15 and 16, 2003, an Individual Covered Person transferred a total of 575 Covered Shares to certain family members' accounts. Of these, 230 shares ceased to be Covered Shares upon transfer.

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                            ACQUISITION OR                            NUMBER OF
COVERED PERSON                DISPOSITION      TRANSACTION DATE        SHARES       PRICE PER SHARE
---------------------------------------------------------------------------------------------------
Thomas J. McAdam              Acquisition       July 15, 2003              1             $88.02
---------------------------------------------------------------------------------------------------
Richard T. Roberts            Acquisition       July 15, 2003              1             $88.02
---------------------------------------------------------------------------------------------------
Edward R. Wilkinson           Acquisition       July 15, 2003              1             $88.02
---------------------------------------------------------------------------------------------------
W. Reed Chisholm II           Acquisition       July 25, 2003              2             $86.42
---------------------------------------------------------------------------------------------------
Arthur J. Peponis             Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Colin E. King                 Acquisition       July 25, 2003              2             $86.42
---------------------------------------------------------------------------------------------------
Allen Sangines-Krause         Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Kevin D. Naughton             Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Thomas J. McAdam              Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Peter T. Johnston             Acquisition       July 25, 2003              2             $86.42
---------------------------------------------------------------------------------------------------
Richard T. Roberts            Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Edward A. Hazel               Acquisition       July 25, 2003              3             $86.42
---------------------------------------------------------------------------------------------------
Robert G. Hottensen Jr.       Acquisition       July 25, 2003              2             $86.42
---------------------------------------------------------------------------------------------------
Anthony J. Principato         Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Douglas W. Kimmelman          Acquisition       July 25, 2003              2             $86.42
---------------------------------------------------------------------------------------------------
Lisette M. Lieberman          Acquisition       July 25, 2003              3             $86.42
---------------------------------------------------------------------------------------------------

                            ACQUISITION OR                            NUMBER OF
COVERED PERSON                DISPOSITION       TRANSACTION DATE       SHARES       PRICE PER SHARE
---------------------------------------------------------------------------------------------------
Edward R. Wilkinson           Acquisition       July 25, 2003              1             $86.42
---------------------------------------------------------------------------------------------------
Thomas J. McAdam              Acquisition       July 31, 2003              1             $87.14
---------------------------------------------------------------------------------------------------
Richard T. Roberts            Acquisition       July 31, 2003              1             $87.14
---------------------------------------------------------------------------------------------------
Edward R. Wilkinson           Acquisition       July 31, 2003              1             $87.14
---------------------------------------------------------------------------------------------------
Thomas J. McAdam              Acquisition       August 15, 2003            1             $87.76
---------------------------------------------------------------------------------------------------
Richard T. Roberts            Acquisition       August 15, 2003            1             $87.76
---------------------------------------------------------------------------------------------------
Edward R. Wilkinson           Acquisition       August 15, 2003            1             $87.76
---------------------------------------------------------------------------------------------------
Thomas V. Conigliaro          Acquisition       August 15, 2003            1             $87.76
---------------------------------------------------------------------------------------------------
Thomas V. Conigliaro          Acquisition       August 28, 2003          666             $86.86
---------------------------------------------------------------------------------------------------
Thomas J. McAdam              Acquisition       August 29, 2003            1             $88.49
---------------------------------------------------------------------------------------------------
Richard T. Roberts            Acquisition       August 29, 2003            1             $88.49
---------------------------------------------------------------------------------------------------
Edward R. Wilkinson           Acquisition       August 29, 2003            1             $88.49
---------------------------------------------------------------------------------------------------
Thomas V. Conigliaro          Acquisition       August 29, 2003            1             $88.49
---------------------------------------------------------------------------------------------------

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                                                    NUMBER       NUMBER OF
                               DATE OF        NUMBER OF     STRIKE     SALES       OF SHARES       SHARES
   COVERED PERSON              EXERCISE        OPTIONS       PRICE     PRICE         SOLD         RETAINED
----------------------------------------------------------------------------------------------------------
Steven H. Strongin          July 14, 2003       7,500       $53.00     $89.62        5,622          1,878
----------------------------------------------------------------------------------------------------------
David R. Hansen             July 15, 2003       3,924       $53.00     $89.07        2,715          1,209
----------------------------------------------------------------------------------------------------------
Jeffrey A. Resnick          July 15, 2003       2,000       $53.00     $89.07        2,000              0
----------------------------------------------------------------------------------------------------------
Dorothee Blessing           July 15, 2003      11,936         0.00     $89.07        6,663          5,273
----------------------------------------------------------------------------------------------------------
Steven H. Strongin          July 15, 2003         120       $53.00     $89.07           93             27
----------------------------------------------------------------------------------------------------------
John S. Daly                July 15, 2003       5,000       $53.00     $89.07        5,000              0
----------------------------------------------------------------------------------------------------------
Jonathan A. Beinner         July 15, 2003      29,961       $53.00     $89.07       29,961              0
----------------------------------------------------------------------------------------------------------
Sean O. Mahoney*            July 15, 2003      12,605       $53.00        N/A            0         12,605
----------------------------------------------------------------------------------------------------------
William A. Badia            July 16, 2003         674       $53.00     $87.25          674              0
----------------------------------------------------------------------------------------------------------
Aubrey J. Ellis Jr.         July 16, 2003       4,789       $48.13     $87.25        4,789              0
----------------------------------------------------------------------------------------------------------
Steven H. Strongin          July 17, 2003       7,620       $53.00     $86.30        5,930          1,690
----------------------------------------------------------------------------------------------------------
Hideki Ishibashi            July 17, 2003       1,008       $53.00     $86.30          769            239
----------------------------------------------------------------------------------------------------------
Steven H. Strongin          July 21, 2003       2,400       $53.00     $86.07        1,878            522
----------------------------------------------------------------------------------------------------------
Matthias K. Frisch          July 21, 2003       1,000       $53.00     $86.07        1,000              0
----------------------------------------------------------------------------------------------------------
Gregory G. Randolph         July 22, 2003         350       $53.00     $85.95          350              0
----------------------------------------------------------------------------------------------------------
Steven H. Strongin          July 22, 2003       2,000       $53.00     $85.95        2,000              0
----------------------------------------------------------------------------------------------------------
Christopher S. Wendel       July 22, 2003       2,000       $53.00     $85.95        2,000              0
----------------------------------------------------------------------------------------------------------
Charles P. Eve              July 22, 2003      42,265       $53.00     $85.95       42,265              0
----------------------------------------------------------------------------------------------------------
Aubrey J. Ellis Jr.         July 22, 2003        5350       $48.13     $85.95         5350              0
----------------------------------------------------------------------------------------------------------
Steven H. Strongin          July 25, 2003       2,088       $53.00     $85.69        1,619            469
----------------------------------------------------------------------------------------------------------
Philip Holzer               July 25, 2003       9,433       $53.00     $86.67        6,548          2,885
----------------------------------------------------------------------------------------------------------
Michael J. Grimaldi         July 25, 2003         360       $53.00     $85.69          360              0
----------------------------------------------------------------------------------------------------------
Susan R. Leadem             July 25, 2003       3,500       $53.00     $85.69        3,500              0
----------------------------------------------------------------------------------------------------------

* This was a cash-for-stock exercise, not a cashless exercise.

On July 19, 2003, the following Covered Persons disposed of the indicated number of Covered Shares at the indicated strike price in connection with the exercise of American-style call options that were previously written by such Covered
Persons:

COVERED PERSON                NUMBER OF SHARES         STRIKE PRICE
-------------------------------------------------------------------
Lawrence R. Buchalter          15,000                  $80.00
-------------------------------------------------------------------
Lawrence R. Buchalter          10,000                   85.00
-------------------------------------------------------------------
Lawrence R. Buchalter          10,000                   90.00
-------------------------------------------------------------------
Zachariah Cobrinik             30,000                   75.00
-------------------------------------------------------------------
Zachariah Cobrinik              3,600                   80.00
-------------------------------------------------------------------
Zachariah Cobrinik             20,000                   80.00
-------------------------------------------------------------------
Jacob D. Goldfield            190,000                   70.00
-------------------------------------------------------------------
Jacob D. Goldfield             30,000                   75.00
-------------------------------------------------------------------
Jacob D. Goldfield             40,000                   80.00
-------------------------------------------------------------------
Amy O. Goodfriend               5,000                   75.00
-------------------------------------------------------------------
Amy O. Goodfriend              10,000                   80.00
-------------------------------------------------------------------
Peter D. Kiernan III           60,000                   65.00
-------------------------------------------------------------------
Robert B. Morris III           35,000                   80.00
-------------------------------------------------------------------
Alok Oberoi                    10,000                   80.00
-------------------------------------------------------------------
Alok Oberoi                    25,000                   85.00
-------------------------------------------------------------------
Alok Oberoi                    10,000                   80.00
-------------------------------------------------------------------
Leslie C. Sillcox             150,000                   85.00
-------------------------------------------------------------------
John L. Townsend III           50,000                   80.00
-------------------------------------------------------------------
Richard E. Witten               5,000                   75.00
-------------------------------------------------------------------

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 18, 2003

                                            By:    /s/ James B. McHugh
                                                   ------------------------
                                            Name:  James B. McHugh
                                            Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                                  Description
-------           -----------------------------------------------------------------------------------------
   A.             Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule
                  13D")).

   B.             Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449)
                  filed by The Goldman Sachs Group, Inc.).

   C.             Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to
                  Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                  Goldman Sachs Group, Inc.).

   D.             Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10,
                  2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule
                  13D, filed July 11, 2000 (File No. 005-56295)).

   E.             Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                  (File No. 005-56295)).

   F.             Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

   G.             Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   H.             Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                  Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs
                  Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
                  Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   I.             Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the
                  Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   J.             Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

   K.             Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

   L.             Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

Exhibit                                                  Description
-------           -----------------------------------------------------------------------------------------
   M.             Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

   N.             Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                  (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                  filed June 30, 2000 (File No. 005-56295)).

   O.             Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                  (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D,
                  filed August 2, 2000 (File No. 005-56295)).

   P.             Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

   Q.             Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the
                  Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

   R.             Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                  (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D,
                  filed November 3, 2000 (File No. 005-56295)).

   S.             Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK
                  Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   T.             Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January
                  23, 2001 (File No. 005-56295)).

   U.             Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                  Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the
                  Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.             Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson
                  Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the
                  Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   W.             Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit
                  DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                  005-56295)).

   X.             Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to
                  Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
                  No. 005-56295)).

   Y.             Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through
                  non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the
                  Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Exhibit                                                  Description
-------           -----------------------------------------------------------------------------------------
  Z.              Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No.
                  20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

  AA.             Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                  333-74006) filed by The Goldman Sachs Group, Inc.).

  BB.             Form of Power of Attorney executed by Covered Persons participating in the Channel A
                  Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                  Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

  CC.             Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank
                  Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the
                  Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

  DD.             Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter
                  Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the
                  Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

  EE.             Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                  333-101093) filed by The Goldman Sachs Group, Inc.).

  FF.             Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8,
                  2003 (File No. 005-56295)).

  GG.             Partner Agreement, dated as of April 14, 2003, between GS Inc. and John Breyo.

  HH.             Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John Breyo.